EXHIBIT 99.3
Risk Factors
You should carefully consider the following risk factors, in addition to other information described in the Quarterly Report on Form 10-Q of Critical Therapeutics, Inc., or Critical Therapeutics, for the quarter ended September 30, 2008, and in the proxy statement/prospectus Critical Therapeutics filed with the SEC pursuant to Rule 424(b)(3) on October 6, 2008, as supplemented, and in other filings that Cornerstone Therapeutics Inc.TM makes with the Securities and Exchange Commission, or SEC, in evaluating Cornerstone Therapeutics Inc. and its business.
Background
On October 31, 2008, Critical Therapeutics completed its business combination with Cornerstone BioPharma Holdings, Inc., or Cornerstone BioPharma, in accordance with the terms of the Agreement and Plan of Merger, dated as of May 1, 2008, as amended, by and among Critical Therapeutics, Neptune Acquisition Corp., a wholly owned subsidiary of Critical Therapeutics, and Cornerstone BioPharma, pursuant to which Cornerstone BioPharma became a wholly owned subsidiary of Critical Therapeutics, referred to below as the “merger”. Immediately following the merger, Critical Therapeutics changed its name to Cornerstone Therapeutics Inc. Following the closing of the merger, the business conducted by Cornerstone Therapeutics Inc. includes the business conducted by Cornerstone BioPharma immediately prior to the merger. Unless the context otherwise requires, all references in the following risk factors to “Cornerstone,” “we,” “our” and “us” refer to Cornerstone Therapeutics Inc. and its wholly owned subsidiaries after the effective time of the merger, and all references to Cornerstone BioPharma refer to Cornerstone BioPharma Holdings, Inc. and its wholly owned subsidiaries and predecessor entities prior to the effective time of the Merger. Additionally, because Cornerstone BioPharma is deemed the acquiror in the merger under generally accepted accounting rules, all items of revenue, expense, income or loss set forth below relating to any period prior to the merger closing refer to such amounts with respect to Cornerstone BioPharma Holdings, Inc. and its wholly owned subsidiaries and predecessor entities prior to the effective time of the Merger.
Risks Relating to Commercialization and Acquisitions
We expect to derive substantially all of our revenues from sales of SPECTRACEF, ZYFLO CR, ZYFLO, the ALLERX Dose Pack products, BALACET 325, and the HYOMAX line of products.
We have derived and expect for the foreseeable future to continue to derive substantially all of our revenues from sales of Spectracef® (cefditoren pivoxil), or SPECTRACEF, Zyflo CR® (zileuton extended release tablets), or ZYFLO CR, Zyflo® (zileuton immediate-release tablets, or ZYFLO, AlleRx®, or ALLERX, Dose Pack products, Balacet® 325 (propoxyphene napsylate and acetaminophen), or BALACET 325, and the HyoMaxTM (hyoscyamine sulfate), or HYOMAX, line of products. If commercial, regulatory or other developments adversely affect our ability to market these products or if demand for these products is reduced, our business, financial condition and operating results could be materially harmed. Until one or more of our product candidates receives United States Food and Drug Administration, or FDA, approval and is successfully commercialized, the success of our business and operating results will depend substantially on the demand for and continued marketability of these products.
The commercial success of our currently marketed products and any additional products that we successfully develop depends on the degree of market acceptance by physicians, patients, health care payors and others in the medical community.
Any products that we bring to the market may not gain market acceptance by physicians, patients, health care payors and others in the medical community. If our products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable. The degree of market acceptance of our products, including our product candidates, if approved for commercial sale, will depend on a number of factors, including:
•	the prevalence and severity of the products’ side effects;

•	the efficacy and potential advantages of the products over alternative treatments;

•	the ability to offer the products for sale at competitive prices, including in relation to any generic or re-imported products or competing treatments;

•	the relative convenience and ease of administration of the products;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the perception by physicians and other members of the health care community of the safety and efficacy of the products and competing products;

•	the availability and level of third-party reimbursement for sales of the products;

•	the continued availability of adequate supplies of the products to meet demand;

•	the strength of marketing and distribution support;

•	any unfavorable publicity concerning us, our products or the markets for these products, such as information concerning product contamination or other safety issues in the markets for our products, whether or not directly involving our products;

•	regulatory developments related to our marketing and promotional practices or the manufacture or continued use of our products; and

•	changes in intellectual property protection available for the products or competing treatments.
For example, SPECTRACEF and the SPECTRACEF line extensions are indicated for the treatment of respiratory infections. Products used to treat respiratory infections are, from time to time, subject to negative publicity, including with respect to antibiotic resistance and overuse.
In the nine months ended September 30, 2008, we experienced supply chain issues in manufacturing ZYFLO CR. If we are unable to manufacture or release ZYFLO CR on a timely and consistent basis, some physicians may prescribe ZYFLO to ensure that their patients with asthma continue to have access to zileuton as a treatment option. ZYFLO, which is dosed four times per day, contains the same zileuton active pharmaceutical ingredient, or API, as ZYFLO CR, which is dosed two tablets twice daily.
Despite being approved by the FDA since 1996, ZYFLO did not achieve broad market acceptance. During the period between the commercial launch of ZYFLO in October 2005 through May 2008, prescription data for ZYFLO indicates that approximately 5,900 physicians prescribed the product. We experienced difficulty expanding the prescriber and patient bases for ZYFLO, in part, we believe, because some physicians view ZYFLO as less effective than other products on the market or view its clinical data as outdated and because it requires dosing of one tablet four times per day, which some physicians and patients may find inconvenient or difficult to comply with compared to other available asthma therapies that require dosing only once or twice daily. In addition, if physicians do not prescribe ZYFLO CR for the recommended dosing regimen of two tablets twice daily, or if patients do not comply with the dosing schedule and take less than the prescribed number of tablets, sales of ZYFLO CR will be limited and our revenues will be adversely affected.
If any existing negative perceptions about ZYFLO persist, we will have difficulty achieving market acceptance for ZYFLO CR.
Concerns regarding the safety profile of ZYFLO CR may limit market acceptance of ZYFLO CR, and, if significant adverse events related to ZYFLO CR occur, we may be exposed to product liability claims.
Market perceptions about the safety of ZYFLO also may limit the market acceptance of ZYFLO CR. In the clinical trials that were reviewed by the FDA prior to its approval of ZYFLO, 3.2% of the approximately 5,000 patients who received ZYFLO experienced increased levels of a liver enzyme called alanine transaminase, or ALT, of over three times the levels normally seen in the bloodstream. In these trials, one patient developed symptomatic hepatitis with jaundice, which resolved upon discontinuation of therapy, and three patients developed mild elevations in bilirubin. In clinical trials for ZYFLO CR, 1.94% of the patients taking ZYFLO CR in a three-month efficacy trial and 2.6% of the patients taking ZYFLO CR in a six-month safety trial experienced ALT levels greater than or equal to three times the level normally seen in the bloodstream. Because ZYFLO CR can elevate liver enzyme levels, periodic liver function tests are recommended for patients taking ZYFLO CR, based upon its product label, which was approved by the FDA in May 2007.
Some physicians and patients may perceive liver function tests as inconvenient or indicative of safety issues, which could make them reluctant to prescribe or accept ZYFLO CR and any other zileuton product candidates that we successfully develop and commercialize. As a result, many physicians may have negative perceptions about the safety of ZYFLO CR and other zileuton product candidates, which could limit their commercial acceptance. The absence of ZYFLO from the market prior to commercial launch in October 2005 may have exacerbated any negative perceptions about ZYFLO if physicians believe the absence of ZYFLO from the market was related to safety or efficacy issues. These negative perceptions could carry over to ZYFLO CR.
In March 2008, the FDA issued an early communication regarding an ongoing safety review of the leukotriene montelukast relating to suicide and other behavior related adverse events. In that communication, the FDA stated that it was also reviewing the safety of other leukotriene medications. On May 27, 2008, we received a request from the FDA that we gather and provide to the FDA data from the clinical trial database to evaluate behavior-related adverse events for ZYFLO and ZYFLO CR. Depending on the results of such analyses and the FDA’s review, the FDA could request that we revise the labeling of ZYFLO and ZYFLO CR to include statements regarding the potential for suicidal thoughts or other behavior-related changes associated with the use of zileuton. If the FDA requests that we add these statements or similar statements to package inserts, sales of these products could suffer.
If the use of ZYFLO CR or ZYFLO harms people, we may be subject to costly and damaging product liability claims. Any product liability claim against us, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention and harm our reputation.
Concerns regarding the potential toxicity and addictiveness of propoxyphene and the known liver toxicity of acetaminophen may limit market acceptance of BALACET 325, APAP 325 and APAP 500 or cause the FDA to remove these products from the market.
Periodically, there is negative publicity related to the potential toxicity and addictiveness of propoxyphene. Propoxyphene is one of two active pharmaceutical ingredients, together with acetaminophen, in BALACET 325, Propoxyphene-APAP 100-325, or APAP 325, and Propoxyphene-APAP 100-500, or APAP 500. For example, the consumer advocacy organization Public Citizen filed suit in June 2008 against the FDA based on the FDA’s failure to act on Public Citizen’s February 2006 citizen petition that had requested that the FDA immediately begin the phased removal of all drugs containing propoxyphene from the marketplace based on propoxyphene’s toxicity relative to its efficacy and its tendency to induce psychological and physical dependence. Although we are not a party to this proceeding, if the FDA granted the citizen petition and began the phased removal of propoxyphene from the market, product sales of BALACET 325, APAP 325 and APAP 500 would be eliminated and we would likely be forced to terminate our co-promotion agreement with Atley Pharmaceuticals, Inc., or Atley Pharmaceuticals.
In December 2006, the FDA recognized concerns about the known liver toxicity of over-the-counter pain relievers, including acetaminophen, which is found in BALACET 325, APAP 325 and APAP 500. The FDA could act on these concerns by changing its policies with respect to acetaminophen and opioid combination products. Any such future policy change could adversely affect our ability to market BALACET 325, APAP 325 and APAP 500.
Our strategy of obtaining, through acquisitions and in-licenses, rights to products and product candidates for our development pipeline and to proprietary drug delivery and formulation technologies for our life cycle management of current products may not be successful.
Part of our business strategy is to acquire rights to FDA-approved products, pharmaceutical product candidates in the late stages of development and proprietary drug delivery and formulation technologies. Because we do not have discovery and research capabilities, the growth of our business will depend in significant part on our ability to acquire or in-license additional products, product candidates or proprietary drug delivery and formulation technologies that we believe have significant commercial potential and are consistent with our commercial objectives. However, we may be unable to license or acquire suitable products, product candidates or technologies from third parties for a number of reasons. We have limited resources to acquire third-party products, product candidates and technologies and integrate them into our current infrastructure. The licensing and acquisition of pharmaceutical products, product candidates and related technologies is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire products, product candidates and drug delivery and formulation technologies, which may mean fewer suitable acquisition opportunities for us, as well as higher acquisition prices. Many of our competitors have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. Other factors that may prevent us from licensing or otherwise acquiring suitable products, product candidates or technologies include:
•	We may be unable to license or acquire the relevant products, product candidates or technologies on terms that would allow us to make an appropriate return on investment;

•	Companies that perceive us as a competitor may be unwilling to assign or license their product rights or technologies to us;

•	We may be unable to identify suitable products, product candidates or technologies within our areas of expertise; and

•	We may have inadequate cash resources or may be unable to obtain financing to acquire rights to suitable products, product candidates or technologies from third parties.
If we are unable to successfully identify and acquire rights to products, product candidates and proprietary drug delivery and formulation technologies and successfully integrate them into our operations, we may not be able to increase our revenues in future periods, which could result in significant harm to our financial condition, results of operations and prospects.
If we are unable to expand our sales force and marketing capabilities, the commercial opportunity for our products and product candidates may be diminished.
We have built a commercial organization, consisting of our sales department, including our sales force, sales management, sales logistics and sales administration, and our marketing department. As of November 3, 2008, our sales force consists of 62 sales representatives, including 12 sales representatives employed with Critical Therapeutics prior to the completion of our merger on October 31, 2008. We plan to recruit additional sales professionals during 2009 to expand the geographic coverage of our specialty sales force. In addition, we currently are in the process of expanding our marketing team to improve the marketing of our products.
We previously conducted reductions in force, which may negatively affect our ability to attract and retain additional sales and marketing personnel. We may not be able to attract, hire, train and retain qualified sales and marketing personnel to augment our existing capabilities in the manner or on the timeframe that we are currently planning. If we are not successful in our efforts to expand our sales force and marketing capabilities, our ability to independently market and promote any product candidates that we successfully bring to market will be impaired. In such an event, we would likely need to establish a collaboration, co-promotion, distribution or other similar arrangement to market and sell the product candidate. However, we might not be able to enter into such an arrangement on favorable terms, if at all.
Expanding our sales force and marketing group will be expensive and time consuming and could delay a product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed as a result of FDA requirements or other reasons, we would incur the expense of the additional sales and marketing personnel prior to being able to realize any revenue from the sales of the product candidate. This may be costly, and our investment would be lost if we cannot retain our sales and marketing personnel. Even if we are able to effectively expand our sales force and marketing capabilities, our sales force and marketing teams may not be successful in commercializing our products.
We face competition, which may result in others discovering, developing or commercializing products before or more successfully than us.
The development and commercialization of drugs is highly competitive. We face competition with respect to our currently marketed products, our current product candidates and any products that we may seek to develop or commercialize in the future. Our competitors include major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies and other private and public research organizations that seek patent protection and establish collaborative arrangements for development, manufacturing and commercialization. We face significant competition for our currently marketed products. Some of our currently marketed products do not have patent protection and in most cases face generic competition. All of these products face significant price competition from a range of branded and generic products for the same therapeutic indications.
Given that our product development approach is to develop new formulations of existing drugs, some or all of our product candidates, if approved, may face competition from generic and branded formulations of these existing drugs, as well as significant price competition. Our product candidates, if approved, will compete with other branded and generic drugs approved for the same therapeutic indications, approved drugs used off label for such indications and novel drugs in clinical development. For example, our methscopolamine/antihistamine product candidate, which is a modified formulation of an existing product, may not demonstrate sufficient additional clinical benefits to physicians to justify a higher price compared to generic equivalents within the same therapeutic class. Our commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are more effective, safer, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop.
Our patents will not protect our products if competitors devise ways of making products that compete with our products without legally infringing our patents. The the federal Food, Drug, and Cosmetic Act, or FDCA, and FDA regulations and policies provide incentives to manufacturers to create modified, non-infringing versions of a drug in order to facilitate the approval of Abbreviated New Drug Applications, or ANDAs, for generic substitutes. These same types of incentives encourage manufacturers to submit New Drug Applications, or NDAs, that rely, in part, on literature and clinical data not prepared for or by such manufacturers. Manufacturers might only be required to conduct a relatively inexpensive study to show that their product has the same active pharmaceutical ingredient, or API, dosage form, strength, route of administration and conditions of use or labeling as our product and that the generic product is absorbed in the body at the same rate and to the same extent as our product, a comparison known as bioequivalence. Such products would be significantly less costly than our products to bring to market and could lead to the existence of multiple lower-priced competitive products, which would substantially limit our ability to obtain a return on the investments we have made in those products.
Our competitors also may obtain FDA or other regulatory approval for their product candidates more rapidly than we may obtain approval for our product candidates. Federal law provides for a period of three years of exclusivity following approval of a listed drug that contains previously approved active pharmaceutical ingredients, but is approved in a new dosage strength, dosage form, route of administration or combination, or for a new use, the approval of which was required to be supported by new clinical trials conducted by or for the sponsor. During such three-year exclusivity period, the FDA cannot grant effective approval of an ANDA or an NDA under Section 505(b)(2) of the FDCA to commercially distribute a version of the drug based on that listed drug. Federal law also provides a five-year period of exclusivity following approval of a drug containing no previously approved active pharmaceutical ingredients. If a competitor obtains approval of a product that uses the same API for the same indication as one of our product candidates, we would not be able to receive FDA approval of our product candidate until the applicable exclusivity period expires.
Our products compete, and our product candidates, if approved, will compete, principally with the following:
•	SPECTRACEF, SPECTRACEF 400 mg and SPECTRACEF Once Daily — second and third generation cephalosporins, such as Shionogi USA, Inc.’s Cedax® (ceftibuten), Lupin Pharmaceuticals, Inc.’s, or Lupin Pharmaceuticals, Suprax® (cefixime) and generic formulations of Abbott Laboratories, Inc.’s Omnicef® (cefdinir), Pharmacia and Upjohn Company, Inc.’s Vantin® (cefpodoxime), GlaxoSmithKline plc’s Ceftin® (cefuroxime) and Bristol-Myers Squibb Company’s Cefzil® (cefprozil); macrolides, such as generic formulations of Pfizer Inc.’s Zithromax® (azithromycin) and Abbott Laboratories, Inc.’s Biaxin® (clarithromycin); and quinolones, such as Ortho-McNeil-Janssen Pharmaceuticals, Inc.’s Levaquin® (levofloxacin) and generic formulations of Bayer AG’s Cipro® (ciprofloxacin).

•	SPECTRACEF Suspension — Suprax and generic formulations of Omnicef and Ceftin.

•	ALLERX and RespiVent®, or RESPIVENT, Dose Pack Products — prescription products, including first generation antihistamine and antihistamine combination products, such as Capellon Pharmaceuticals, Ltd.’s Rescon-MX® (chlorpheniramine, methscopolamine and phenylephrine), Poly Pharmaceuticals, Inc.’s Poly Hist Forte® (chlorpheniramine, phenylephrine and pyrilamine) and Laser Pharmaceuticals, LLC’s Dallergy® (phenylephrine, chlorpheniramine and methscopolamine); and over-the-counter products, such as McNeil PPC, Inc.’s Zyrtec® (cetirizine), Schering-Plough Corporation’s Claritin® (loratadine) and Chlor-Trimeton® (chlorpheniramine) and McNeil PPC, Inc.’s Benadryl® (diphenhydramine).

•	ZYFLO CR and ZYFLO — A number of large pharmaceutical and biotechnology companies currently market and sell products to treat asthma that compete with ZYFLO CR and ZYFLO. Many established therapies currently command large market shares in the asthma market, including Merck & Co., Inc.’s Singulair®, GlaxoSmithKline plc’s Advair® and inhaled corticosteroid products. In addition, we may face competition from pharmaceutical companies seeking to develop new drugs for the asthma market. For example, in June 2007, AstraZeneca PLC commercially launched in the United States Symbicort®, a twice-daily asthma therapy combining budesonide, an inhaled corticosteroid, and formoterol, a long-acting beta2-agonist.

•	BALACET 325, APAP 325 and APAP 500 — generic formulations of propoxyphene and acetaminophen, the active pharmaceutical ingredients in BALACET 325, APAP 325 and APAP 500, and many other drugs on the market or in development for the treatment of mild to moderate pain.

•	HYOMAX Products — belladonna and derivative antispasmodics, such as the generic formulations of Alaven Pharmaceutical LLC’s Levsin® (hyoscyamine sulfate) and Levbid® (hyoscyamine sulfate); synthetic gastrointestinal antispasmodics, such as the generic formulations of Axcan Pharma Inc.’s Bentyl® (dicyclomine) and Kenwood Therapeutics’ Pamine® (methscopolamine bromide).

•	Methscopolamine and Antihistamine Combination Product Candidate — second generation antihistamines, such as Sanofi-Aventis United States LLC’s Allegra® (fexofenadine); third generation antihistamines, such as UCB, Inc. and Sanofi-Aventis United States LLC’s Xyzal® (levocetirizine) and Schering-Plough Corporation’s Clarinex® (desloratadine); first generation antihistamine combination products, which are mostly generic; and over-the-counter antihistamines, such as Claritin, Zyrtec, Benadryl and Chlor-Trimeton.

•	Hydrocodone Cough Suppressant Product Candidates — Endo Pharmaceuticals’ Hycodan® (hydrocodone) and King Pharmaceuticals’ Tussigon® (hydrocodone and homatropine), Mallinckrodt Medical Inc.’s TussiCaps® (hydrocodone polistirex and chlorpheniramine polistirex) and UCB Pharma’s Tussionex® (hydrocodone polistirex and chlorpheniramine polistirex); over-the-counter cough suppressants, such as Reckitt Benckiser’s Delsym® (dextromethorphan polistirex), Wyeth’s Robitussin-DM® (dextromethorphan and guaifenesin) and Procter & Gamble Company’s Vicks Formula 44® Cough Relief (dextromethorphan, phenylephrine and chlorpheniramine); and prescription cough suppressants, such as Sciele Pharma, Inc.’s Rondec® DM Syrup (chlorpheniramine, phenylephrine and dextromethorphan) and Meda Pharmaceuticals Inc.’s Tussi-12D® (carbetapentane, pyrilamine and phenylephrine).
Many of our competitors have significantly greater financial, technical and human resources than we have and may be better equipped to discover, develop, manufacture and commercialize products greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites, registering patients for clinical trials and acquiring technologies. Many of our competitors have collaborative arrangements in our target markets with leading companies and research institutions. In many cases, products that compete with our currently marketed products and product candidates have already received regulatory approval or are in late-stage development, have well known brand names, are distributed by large pharmaceutical companies with substantial resources and have achieved widespread acceptance among physicians and patients. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

We will face competition based on the safety and effectiveness of our products, the timing and scope of regulatory approvals, the availability and cost of supply, marketing and sales capabilities, reimbursement coverage, price, patent position and other factors. Our competitors may develop or commercialize more effective, safer or more affordable products, or obtain more effective patent protection, than we are able to. Accordingly, our competitors may commercialize products more rapidly or effectively than we are able to, which would adversely affect our competitive position, the likelihood that our product candidates will achieve initial market acceptance and our ability to generate meaningful revenues from our product candidates. Even if our product candidates achieve initial market acceptance, competitive products may render our products obsolete or noncompetitive. If our product candidates are rendered obsolete, we may not be able to recover the expenses of developing and commercializing those product candidates.
As our competitors introduce their own generic equivalents of our generic products, our net revenues from such products are expected to decline.
Product sales of generic pharmaceutical products often follow a particular pattern over time based on regulatory and competitive factors. The first company to introduce a generic equivalent of a branded product is often able to capture a substantial share of the market. However, as other companies introduce competing generic products, the first entrant’s market share, and the price of its generic product, will typically decline. The extent of the decline generally depends on several factors, including the number of competitors, the price of the branded product and the pricing strategy of the new competitors. Our inability to introduce additional generic products or our withdrawal of existing generic products from the market due to increased competition would have a material adverse effect on our financial condition and results of operations.
For example, in the generic drug industry, when a company is the first to introduce a generic drug, the pricing of the generic drug is typically set based on the published price of the equivalent branded product. Other generic manufacturers may enter the market and, as a result, the price of the drug may decline significantly. In such event, we may in our discretion provide our customers a credit with respect to the customers’ remaining inventory for the difference between our new price and the price at which we originally sold the product to our customers. There are circumstances under which we may, as a matter of business strategy, not provide price adjustments to certain customers and, consequently, we may lose future sales to competitors.
If we fail to manage successfully our acquisitions, our ability to develop our product candidates and expand our product pipeline may be harmed.
Our failure to address adequately the financial, operational or legal risks of our acquisitions or in-license arrangements could harm our business. These risks include:
•	the overuse of cash resources;

•	higher than anticipated acquisition costs and expenses;

•	potentially dilutive issuances of equity securities;

•	the incurrence of debt and contingent liabilities, impairment losses and/or restructuring charges;

•	the assumption of or exposure to unknown liabilities;

•	the development and integration of new products that could disrupt our business and occupy our management’s time and attention;

•	the inability to preserve key suppliers or distributors of any acquired products; and

•	the acquisition of products that could substantially increase our amortization expenses.
If we are unable to successfully manage our acquisitions, our ability to develop new products and expand our product pipeline may be limited, and we could suffer significant harm to our financial condition, results of operations and prospects.
We may experience significant inventory losses related to “at risk” generic product launches, which could have a material adverse effect on our business, financial position and results of operations.
There are situations in which we may make business and legal judgments to market and sell generic products that are subject to claims of alleged patent infringement prior to final resolution of those claims by the courts, based upon our belief that such patents are invalid, unenforceable or would not be infringed. This practice is referred to in the pharmaceutical industry as an “at risk” launch. The risk involved in an at risk launch can be substantial because, if the patent holder ultimately prevails, the remedies available to the holder may include, among other things, damages measured by the profits lost by the holder, which can be significantly higher than the actual profits we made from selling the generic version of the product. We would also be at risk for the value of the inventory that we are unable to sell.
A failure to maintain optimal inventory levels could harm our reputation and subject us to financial losses.
We are obligated to make aggregate combined purchases of cefditoren pivoxil API, SPECTRACEF 200 mg, SPECTRACEF 400 mg and sample packs of SPECTRACEF 400 mg exceeding specified dollar amounts annually over a five year period under our supply agreement with Meiji Seika Kaisha, Ltd., or Meiji. Under the agreement, the required annual aggregate combined purchases of cefditoren pivoxil API, SPECTRACEF 200 mg, SPECTRACEF 400 mg and sample packs of SPECTRACEF 400 mg are $15.0 million for the first year beginning with the commercial launch of SPECTRACEF 200 mg or SPECTRACEF 400 mg manufactured by Meiji, whichever is earlier, $20.0 million for year two, $25.0 million for year three, $30.0 million for year four and $35.0 million for year five. If we do not meet our minimum purchase requirement in a given year, we must pay Meiji an amount equal to 50% of the shortfall in that year. If SPECTRACEF does not achieve the level of sales we anticipate, we may not be able to use all of the cefditoren pivoxil we have purchased. We are using our current inventory of cefditoren pivoxil for formulation, development and manufacture of the currently marketed SPECTRACEF product as well as the SPECTRACEF line extensions.
We are also subject to minimum purchase obligations under supply agreements, which require us to buy inventory of the zileuton API and tablet cores for ZYFLO CR. We have committed to purchase a minimum amount of zileuton API from Shasun of $2.0 million in 2008 and $2.0 million in 2009, although we have the right to reduce by $1.3 million the amount of zileuton API we must purchase in 2009 by providing written notice to Shasun no later than December 31, 2008. The API purchased from Shasun currently has a shelf-life of 36 months. In addition, we have committed to purchase a minimum of 20 million ZYFLO CR tablet cores from Jagotec in each of the four 12-month periods starting May 30, 2008. If ZYFLO CR does not achieve the level of demand we anticipate, we may not be able to use the inventory we are required to purchase. As of September 30, 2008, we had $7.1 million in inventory, consisting primarily of tablet cores and API. Based on our current expectations regarding demand for ZYFLO CR, we expect that inventory levels could increase substantially in the future as a result of minimum purchase obligations under supply agreements with third-party manufacturers and orders we have submitted to date.
In September 2008, Bayer Healthcare, LLC, or Bayer, notified us that it intended to cease manufacturing of all products not being marketed under an NDA or an ANDA, including the ALLERX Dose Pack family of products, by March 31, 2009. We were required to purchase a minimum aggregate of 27.0 million tablets during 2008 and 2009 or be responsible for an additional one-time cost of up to $135,000 due on December 31, 2009 based on the extent to which we did not fulfill our minimum purchase obligations. While we believe Bayer’s ceasing manufacture on March 31, 2009 should relieve us of our minimum purchase requirement under the supply agreement, we cannot assure you that Bayer will not assert that we are responsible to the extent we have not purchased at least 27.0 million tablets in the aggregate during 2008 and 2009.
Because accurate product planning is necessary to ensure that we maintain optimal inventory levels, significant differences between our current estimates and judgments and future estimated demand for our products and the useful life of inventory may result in significant charges for excess inventory or purchase commitments in the future. If we are required to recognize charges for excess inventories, such charges could have a material adverse effect on our financial condition and results of operations.
Due to significant differences between our sales forecasts and the actual demand for SPECTRACEF, we currently have more SPECTRACEF inventory on hand than is necessary to meet forecasted demand. Although the current SPECTRACEF inventory has a 23-month shelf life, if demand does not meet or exceed our forecast over the next 17 months, we may be required to take a charge against our reserves for obsolete inventory.
In the nine months ended September 30, 2008, we recorded an inventory reserve for an aggregate of 12 batches of ZYFLO CR that could not be released into our commercial supply chain, consisting of five batches that did not meet our product release specifications and seven additional batches that were on quality assurance hold and that could not complete manufacturing within the manufacturing timelines specified pursuant to the new drug application, or NDA, for ZYFLO CR. We cannot assure you that we will not have similar manufacturing issues in producing ZYFLO CR in the future.
Our ability to maintain optimal inventory levels also depends on the performance of third-party contract manufacturers. If we are unable to manufacture and release inventory on a timely and consistent basis, if we fail to maintain an adequate level of product inventory, if inventory is destroyed or damaged or if our inventory reaches its expiration date, patients might not have access to our products, our reputation and our brands could be harmed and physicians may be less likely to prescribe our products in the future, each of which could have a material adverse effect on our financial condition, results of operations and cash flows.
If our third-party manufacturers and packagers do not obtain the necessary quota for procurement of controlled substances needed to supply us with our currently marketed products or the quotas are not sufficient, we may be unable to meet commercial demand for the products.
ALLERX 10 Dose Pack, ALLERX 30 Dose Pack, ALLERX-D and RESPIVENT-D contain pseudoephedrine, and BALACET 325, APAP 325 and APAP 500 contain propoxyphene, each of which are active pharmaceutical ingredients that are regulated by the United States Drug Enforcement Administration, or DEA, under the Controlled Substances Act and are subject to annual manufacturing quotas established by the DEA. We also depend on Sovereign Pharmaceuticals, Ltd., or Sovereign and Bayer, the manufacturers of bulk tablets for ALLERX 10 Dose Pack, ALLERX 30 Dose Pack, ALLERX-D and RESPIVENT-D, Legacy Pharmaceutical Packaging, LLC, or Legacy, and Carton Service, Inc., or Carton Service, the manufacturers of trade and sample packaging for ALLERX 10 Dose Pack, ALLERX 30 Dose Pack, ALLERX-D and RESPIVENT-D, and Vintage Pharmaceuticals, LLC, or Vintage, the manufacturer of BALACET 325, APAP 325 and APAP 500, to obtain the necessary quotas from the DEA to procure active pharmaceutical ingredients and to supply and package finished product to meet our demand. The DEA requires substantial evidence and documentation of expected legitimate medical and scientific needs before assigning quotas to manufacturers. Although we have adopted a production planning program in an effort to minimize the risks associated with shortages of these products, unexpected market requirements or problems with third-party facilities, among other factors, could result in shortages of one or more of these products. If our commercial requirements of our products exceed the applicable DEA quotas, our suppliers and contract manufacturers would need to apply to the DEA for a quota adjustment. The DEA has substantial discretion in determining whether to make any such adjustment and may decide not to do so. In addition, we are subject to strict regulatory restrictions on our handling, sale and distribution of our controlled substance products, including security, recordkeeping and reporting obligations enforced by the DEA. Any failure to comply with these requirements could result in the loss of our DEA registration, significant restrictions on our controlled substance products, civil penalties or criminal prosecution.
Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.
We face an inherent risk of product liability exposure related to the sale of our currently marketed products, any other products that we successfully develop and the testing of our product candidates in human clinical trials. If we cannot successfully defend against claims that our products or product candidates caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:
•	decreased demand for our products or any products that we may develop;

•	injury to our reputation;

•	the withdrawal of clinical trial participants;

•	the withdrawal of a product from the market;

•	costs to defend the related litigation;

•	substantial monetary awards to clinical trial participants or patients;

•	diversion of management time and attention;

•	loss of revenue; and

•	inability to commercialize the products that we may develop.
For example, we could face product liability exposure related to the potential toxicity and addictiveness of propoxyphene. Propoxyphene is one of two active pharmaceutical ingredients, together with acetaminophen, in BALACET 325, APAP 325 and APAP 500. The consumer advocacy organization Public Citizen filed suit in June 2008 against the FDA based on the FDA’s failure to act on Public Citizen’s February 2006 citizen petition that had requested that the FDA immediately begin the phased removal of all drugs containing propoxyphene from the marketplace based on propoxyphene’s toxicity relative to its efficacy and its tendency to induce psychological and physical dependence. In addition, in December 2006, the FDA recognized concerns about the known liver toxicity of over-the-counter pain relievers, including acetaminophen, which is found in BALACET 325, APAP 325 and APAP 500. While we are not aware of any pending or threatened product liability claims against us related to propxyphene or acetaminophen, we cannot assure you that such claims will not arise in the future.
Our contracts with wholesalers and other customers require us to carry product liability insurance. We have product liability insurance coverage with a $10 million annual aggregate limit and a $10 million individual claim limit, and which is subject to a per claim deductible and a policy aggregate deductible. The annual cost of this products liability insurance was approximately $210,000 for the policy year beginning September 13, 2008. The amount of insurance that we currently hold may not be adequate to cover all liabilities that we may incur. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost and may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise.
Risks Relating to Product Development and Regulatory Matters
If we are unable to develop safe and efficacious formulations of our product candidates, or our clinical trials for the SPECTRACEF Suspension line extension or our other product candidates are not successful, we may not be able to develop, obtain regulatory approval for and commercialize these product candidates successfully.
Our product candidates are still in various stages of development. Our product development pipeline includes the following three SPECTRACEF line extensions: SPECTRACEF 400 mg, a 400 mg dose tablet; SPECTRACEF Once Daily, a once daily dosage tablet; and SPECTRACEF Suspension, an oral suspension for the pediatric market. Our product development pipeline also includes the following three additional product candidates: CBP 058, a methscopolamine and antihistamine combination product candidate for the treatment of symptoms of allergic rhinitis; CBP 067, an extended-release antitussive, or cough suppressant, combination product candidate; and CBP 069, also an extended-release antitussive combination product candidate. Except for SPECTRACEF 400 mg, for which the FDA approved our supplemental new drug application, or sNDA, in July 2008 and which we launched in October 2008, all of our product candidates remain subject to pharmaceutical formulation development and clinical testing necessary to obtain the regulatory approvals or clearances required for commercial sale. Depending on the nature of the product candidate, to demonstrate a product candidate’s safety and efficacy, we and our collaborators generally must either demonstrate bioequivalence with a drug already approved by the FDA or complete human clinical trials. We may not be able to obtain permission from the FDA, institutional review boards, or IRBs, or other authorities to commence or complete necessary clinical trials. If permitted, such clinical testing may not prove that our product candidates are safe and effective to the extent necessary to permit us to obtain marketing approvals or clearances from regulatory authorities. One or more of our product candidates may not exhibit the expected therapeutic results in humans, may cause harmful side effects or may have other unexpected characteristics that may delay or preclude submission and regulatory approval or clearance or limit commercial use if approved or cleared. For example, our cough suppressant product candidates, CBP 067 and CBP 069, contain hydrocodone, which has been associated with abuse and can lead to serious illness, injury or death if improperly used. Furthermore, we, one of our collaborators, IRBs or regulatory agencies may order a clinical hold or suspend or terminate clinical trials at any time if it is believed that the subjects or patients participating in such trials are being exposed to unacceptable health risks or for other reasons.
For example, Guidance for Industry issued by the FDA in 2007 regarding, among other things, the design of clinical trials of drug candidates for the treatment of acute bacterial otitis media, noted that investigators or IRBs may consider a placebo-controlled study to be unethical where the trial would involve the withholding of known effective antimicrobial treatment to the placebo control group unless the investigators and IRBs determine that the withholding of known effective treatment would result in no more than a minor increase over minimal risk. The FDA suggested that the ethical dilemma might be bridged by using a superiority study of the investigational antimicrobial compared to a known effective antimicrobial treatment. While the FDA did not absolutely prohibit placebo-controlled trials in such cases, we believe this FDA guidance may make placebo-controlled trials more difficult to design and complete, especially in pediatric populations.
Adverse or inconclusive clinical trial results concerning any of our product candidates could require us to conduct additional clinical trials, result in increased costs and significantly delay the submission for marketing approval or clearance for such product candidates with the FDA or other regulatory authorities or result in failure to obtain approval or approval for a narrower indication. If clinical trials fail, our product candidates would not receive regulatory approval or achieve commercial viability.
If clinical trials for our product candidates are delayed, we would be unable to obtain regulatory approval and commercialize our product candidates on a timely basis, which would require us to incur additional costs and delay the receipt of any revenues from product sales.
We currently expect to commence a clinical trial with respect to SPECTRACEF Once Daily in the fourth quarter of 2008, SPECTRACEF Suspension in 2009 for acute otitis media, our methscopolamine/antihistamine product candidate CBP 058 in 2009 and our hydrocodone cough suppressant product candidates CBP 067 and CBP 069 in 2009. We cannot predict whether we will encounter problems with any of our completed or planned clinical trials that will delay or cause regulatory authorities, IRBs or us to suspend those clinical trials or the analysis of data from such trials.
Any of the following could delay the completion of our planned clinical trials:
•	discussions with the FDA regarding the scope or design of our clinical trials;

•	delay in obtaining, or the inability to obtain, required approvals from regulators, IRBs or other governing entities at clinical sites selected for participation in our clinical trials;

•	the number of patients required for our clinical trials may be larger than we anticipate, enrollment in our clinical trials may be slower than we anticipate or participants may drop out of our clinical trials at a higher rate than we anticipate;

•	lower than anticipated retention rates of patients and volunteers in clinical trials;

•	our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials, or we may abandon projects that had appeared to be promising;

•	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations in a timely manner;

•	insufficient supply or deficient quality of product candidate materials or other materials necessary to conduct clinical trials;

•	unfavorable FDA inspection and review of a clinical trial site or records of any clinical investigation;

•	serious and unexpected drug-related side effects experienced by participants in past clinical trials for the same or a different indication; or

•	exposure of participants to unacceptable health risks.
Our ability to enroll patients in our clinical trials in sufficient numbers and on a timely basis will be subject to a number of factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the seasonality of the disease, the availability of effective treatments for the relevant disease, competing trials with other product candidates and the eligibility criteria for the clinical trial. Delays in patient enrollment can result in increased costs and longer development times. In addition, subjects may drop out of clinical trials and thereby impair the validity or statistical significance of the trials. Delays in patient enrollment and the related increase in costs also could cause us to decide to discontinue a clinical trial prior to completion.
For example, in March 2008, we discontinued our Phase IV clinical trial for ZYFLO CR designed to generate data in the current patient treatment setting because of patient enrollment that was significantly slower than we had anticipated. We initiated the trial in July 2007 and had enrolled only approximately 25% of the patients prior to discontinuing the trial. We had planned to use data from this trial to support ZYFLO CR’s market position, and we may have increased difficulty promoting ZYFLO CR to physicians without this data.
We expect to rely on academic institutions and contract research organizations to supervise or monitor some or all aspects of the clinical trials for the product candidates we advance into clinical testing. Accordingly, we have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own.

Although we have not previously experienced the foregoing risks with respect to our clinical trials, as a result of these risks, we or third parties upon whom we rely may not successfully begin or complete our clinical trials in the time periods forecasted, if at all. If the results of our planned clinical trials for our product candidates are not available when we expect or if we encounter any delays in the analysis of data from our clinical trials, we may be unable to submit results for regulatory approval or clearance or conduct additional clinical trials on the schedule that we anticipate.
If clinical trials are delayed, the commercial viability of our product candidates may be reduced. If we incur costs and delays in our programs, or if we do not successfully develop and commercialize our products, our future operating and financial results will be materially affected.
If our clinical trials do not demonstrate safety and efficacy in humans, we may experience delays, incur additional costs and ultimately be unable to commercialize our product candidates.
Depending upon the nature of the product candidate, obtaining regulatory approval for the sale of our product candidates may require us and our collaborators to fund and conduct clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement, uncertain as to outcome and, depending upon the design of the trial, takes several years or more to complete. Clinical data is often susceptible to varying interpretations, and many companies that have believed their products performed satisfactorily in clinical trials were nonetheless unable to obtain FDA approval for their product candidates. Similarly, even if clinical trials of a product candidate are successful in one indication, clinical trials of that product candidate for other indications may be unsuccessful. One or more of our clinical trials could fail at any stage of testing.
We expect to submit an NDA to the FDA in 2009 for SPECTRACEF Suspension for use of this product candidate by children with pharyngitis or tonsillitis. TAP Pharmaceuticals, Inc., or TAP, conducted all of the preclinical studies and clinical trials of the oral suspension formulation of SPECTRACEF before we licensed the rights to SPECTRACEF from Meiji. We intend to rely on the results of these prior clinical trials to support our NDA for SPECTRACEF Suspension. TAP conducted its clinical trials of the oral suspension formulation of SPECTRACEF using a non-inferiority design, meaning that the objective was to demonstrate that the safety and effectiveness of SPECTRACEF Suspension is not inferior relative to the control drug. However, current FDA guidelines request superiority design clinical trials, meaning that the objective of the clinical trials is to demonstrate that the test drug’s safety and effectiveness are superior to the control drug. If the FDA does not permit us to rely on the prior clinical data for SPECTRACEF Suspension, we would be required to repeat some or all of the clinical trials, which would lead to unanticipated costs and delays. Problems with the previous trials, such as incomplete, outdated or otherwise unacceptable data also could cause this NDA to be delayed or rejected.
If we are required to conduct additional clinical trials or other testing of our product candidates in addition to those that we currently contemplate, if we are unable to successfully complete our clinical trials or other testing, or if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•	be delayed in obtaining marketing approval for product candidates;

•	not be able to obtain marketing approval;

•	obtain approval for indications that are not as broad as intended; or

•	have the product removed from the market after obtaining marketing approval.
Product development costs also will increase if we experience delays in testing or obtaining approvals. Significant clinical trial delays also could shorten the patent protection period during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to commercialize our products or product candidates.
If we are not able to obtain required regulatory approvals, we will not be able to commercialize our product candidates, and our ability to generate revenue will be materially impaired.
Our product candidates and the activities associated with their development and commercialization, including their testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA, the DEA and other regulatory agencies in the United States and by comparable authorities in other countries. Failure to obtain regulatory approval for a product candidate will prevent us from commercializing the product candidate. To obtain FDA approval, we must provide the FDA with data demonstrating to the FDA’s satisfaction that the product is safe and effective for each of its intended uses and that the product can be consistently manufactured to meet FDA quality standards and requirements. The amount and type of data required will depend on the type of approval required or available for a particular product candidate. The most stringent requirements apply to NDA approvals, which require extensive safety and efficacy data from adequate and well controlled clinical trials. Products that are essentially identical to FDA-listed and NDA-approved drugs may be approved under an ANDA with proof of bioequivalence to the reference listed drug and a showing that the product candidate is “the same as” an already-approved drug in terms of active pharmaceutical ingredients, indications for use, labeling, dosage strength, dosage form and route of administration, in lieu of clinical trials. In addition, products approved based on the submission of an NDA under Section 505(b)(2) of the FDCA by relying, in part, on findings of safety and efficacy of a similar previously approved product may or may not require additional clinical testing. In all cases, securing FDA approval also requires the submission of information about the product manufacturing process to, and inspection of the manufacturing facilities by, the FDA. Our future products may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities, manufacturing flaws, or other characteristics that may preclude us from obtaining regulatory approval or prevent or limit commercial use.
The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved and the nature of the disease or condition to be treated. Changes in regulatory approval policies during the development period, changes in or the enactment of additional statutes or regulations or medical and technical developments during the review process may delay the approval or cause the rejection of an application. The FDA has substantial discretion in the approval process and may require additional clinical or other data as a condition of reviewing or approving an application. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.
Our limited experience in obtaining regulatory approvals could delay, limit or prevent such approvals for our product candidates.
We have only limited experience in preparing and submitting the applications necessary to gain regulatory approvals and expect to rely on third-party contract research organizations to assist us in this process.
We acquired the rights to most of our currently marketed products and product candidates through four licensing transactions, two related to ZYFLO CR and ZYFLO in 2003 and 2004, one for ALLERX in February 2005 and one for SPECTRACEF in October 2006. Critical Therapeutics personnel who are no longer with Cornerstone obtained approval to market ZYFLO and ZYFLO CR in the United States from the FDA in September 2005 and May 2007, respectively. The FDA approved our sNDA for SPECTRACEF 400 mg in July 2008 and we launched this product in October 2008. We do not have other experience gaining FDA approval of product candidates.
Our limited experience in this regard could delay or limit approval of our product candidates if we are unable to effectively manage the applicable regulatory process with either the FDA or foreign regulatory authorities. In addition, significant errors or ineffective management of the regulatory process could prevent approval of a product candidate, especially given the substantial discretion that the FDA and foreign regulatory authorities have in this process.
Some of our specialty pharmaceutical products are now being marketed without approved NDAs or ANDAs.
Even though the FDCA requires pre-marketing approval of all new drugs, as a matter of history and regulatory policy, the FDA has historically refrained from taking enforcement action against some marketed, unapproved new drugs. Specifically, some marketed prescription and nonprescription drugs are not the subject of an approved marketing application because they are thought to be identical, related, or similar to historically-marketed products, which were thought not to require pre-market review and approval, or which were approved only on the basis of safety, at the time they entered the marketplace. Many such drugs, including some cough, cold and allergy drugs like the ALLERX and RESPIVENT lines of products and some antispasmodic drugs like the HYOMAX SR and HYOMAX FT, are marketed under FDA enforcement policies established in connection with the FDA’s DESI program, which was established to determine the effectiveness of drug products approved before 1962. Prior to 1962, the FDCA required proof of safety but not efficacy for new drugs. Drugs that were not subject to applications approved between 1938 and 1962 were not subject to DESI review. For a period of time, the FDA permitted these drugs to remain on the market without approval. In 1984, the FDA created a program, known as the Prescription Drug Wrap-Up, also known as DESI II, to address these remaining unapproved drugs. Most of these drugs contain active pharmaceutical ingredients that were first marketed prior to 1938. The FDA asserts that all drugs subject to the Prescription Drug Wrap-Up are on the market illegally and are subject to FDA enforcement discretion because all prescription drugs must be the subject of an approved drug application. There are several narrow exceptions. For example, both the original statutory language of the FDCA and the amendments enacted in 1962 include provisions exempting specified drugs from the new drug requirements. The 1938 clause exempts drugs that were on the market prior to the passage of the FDCA in 1938 and that contain the same representations concerning the conditions of use as they did prior to passage of the FDCA. The 1962 amendments exempt, in specified circumstances, drugs that have the same composition and labeling as they had prior to the passage of the 1962 amendments. The FDA and the courts have interpreted these two exceptions very narrowly. The FDA has adopted a risk-based enforcement policy concerning these unapproved drugs. While all such drugs are considered to require FDA approval, FDA enforcement against such products as unapproved new drugs prioritizes products that pose potential safety risks, lack evidence of effectiveness, prevent patients from seeking effective therapies or are marketed fraudulently. In addition, the FDA has indicated that approval of an NDA for one drug within a class of drugs marketed without FDA approval may also trigger agency enforcement of the new drug requirements against all other drugs within that class that have not been so approved.
As of October 31, 2008, our only products that are subject to approved NDAs or ANDAs are SPECTRACEF, ZYFLO CR, ZYFLO, BALACET 325, APAP 325 and APAP 500. Our net revenues from the sale of unapproved products were $15.4 million, or 55% of total net revenues, in the year ended December 31, 2007, and $36.7 million, or 83% of total net revenues, in the nine months ended September 30, 2008. All of our other products are marketed in the United States without an FDA-approved marketing application because they have been considered by us to be identical, related or similar to products that have existed in the market without an NDA or ANDA. These products are marketed subject to the FDA’s regulatory discretion and enforcement policies, and it is possible that the FDA could disagree with our determination that one or more of these products is identical, related or similar to products that have existed in the marketplace without an NDA or ANDA. If the FDA were to disagree with our determination, it could ask for or require the removal of our unapproved products from the market. While the FDA generally provides sponsors with a one-year grace period during which time they are permitted to continue selling the unapproved drug, it is not statutorily required to do so and could ask or require that the products be removed from the market immediately. If the FDA required us to remove our unapproved products from the market, particularly our ALLERX Dose Pack family of products and our HYOMAX line of products, our revenue from product sales would be significantly reduced.
For example, if the FDA issues an approved NDA for one of the drug products within the class of drugs that includes ALLERX or completes the efficacy review for that drug product, it may require us to also file an NDA or ANDA application for our ALLERX products in order to continue marketing them in the United States. Although we may be given the benefit of a grace period to submit a marketing application before the agency would take enforcement action, the time it takes us to complete the necessary clinical trials and submit an NDA or ANDA to the FDA may exceed this time period, which would result in an interruption of sales of ALLERX. If the FDA asks or requires that the ALLERX products be removed from the market, our financial condition and results of operations would be materially and adversely affected. Our net revenues from sales of our ALLERX products were $14.2 million in the year ended December 31, 2007 and $19.3 million in the nine months ended September 30, 2008. We filed an Investigational New Drug Application, or IND, with the FDA in 2007 for a respiratory product containing methscopolamine, one of the APIs in all ALLERX Dose Pack products. A similar result would apply if the FDA issued an approved NDA for one of the drug products within the class of drugs that includes the HYOMAX products or completed the efficacy review for that drug product and required other manufacturers to also file an NDA or ANDA for their products in order to continue marketing them in the United States. Our net revenues from sales of our HYOMAX products, which we launched beginning in May 2008, were $17 million in the nine months ended September 30, 2008. When the FDA announced in May 2007 that it was directing that all non-approved extended release guaifenesin products, including Cornerstone’s Deconsal®, or DECONSAL, II product, be removed from the market within 180 days, it noted that Adams Respiratory Therapeutics, Inc. was the only company to date that had obtained FDA approval for timed-release products containing guaifenesin. Our net revenues from sales of Deconsal II were $177,000 in 2007 and $1.2 million in 2006.
Our sales depend on payment and reimbursement from third-party payors, and a reduction in the payment rate or reimbursement could result in decreased use or sales of our products.
Our sales of currently marketed products are, and any future sales of our product candidates will be, dependent, in part, on the availability of coverage and reimbursement from third-party payors, including government health care programs such as Medicare and Medicaid, and private insurance plans. All of our products are generally covered by managed care and private insurance plans. Generally, the status or tier within managed care formularies, which are lists of approved products developed by MCOs, varies but coverage is similar to other products within the same class of drugs. For example, SPECTRACEF is covered by private insurance plans similar to other marketed, branded cephalosporins. However, the position of ZYFLO CR may make it more difficult to expand the current market share for this product. In most instances, ZYFLO CR and ZYFLO have been placed in formulary positions that require a higher co-payment for patients. In some cases, MCOs may require additional evidence that a patient had previously failed another therapy, additional paperwork or prior authorization from the MCO before approving reimbursement for ZYFLO CR. Some Medicare Part D plans also cover some or all of our products, but the amount and level of coverage varies from plan to plan. We also participate in the Medicaid Drug Rebate program with the Centers for Medicare & Medicaid Services and submit all of our products for inclusion in this program. Coverage of our products under individual state Medicaid plans varies from state to state.
There have been, there are and we expect there will continue to be federal and state legislative and administrative proposals that could limit the amount that government health care programs will pay to reimburse the cost of pharmaceutical and biologic products. For example, the Medicare Prescription Drug Improvement and Modernization Act of 2003, or the MMA, created a new Medicare benefit for prescription drugs. More recently, the Deficit Reduction Act of 2005 significantly reduced reimbursement for drugs under the Medicaid program. Legislative or administrative acts that reduce reimbursement for our products could adversely impact our business. In addition, private insurers, such as managed care organizations, or MCOs, may adopt their own reimbursement reductions in response to federal or state legislation. Any reduction in reimbursement for our products could materially harm our results or operations. In addition, we believe that the increasing emphasis on managed care in the United States has and will continue to put pressure on the price and usage of our products, which may adversely impact our product sales. Furthermore, when a new product is approved, governmental and private coverage for that product, and the amount for which that product will be reimbursed, are uncertain. We cannot predict the availability or amount of reimbursement for our product candidates, and current reimbursement policies for marketed products may change at any time.
The MMA established a voluntary prescription drug benefit, called Part D, which became effective in 2006 for all Medicare beneficiaries. We cannot be certain that our currently marketed products will continue to be, or any of our product candidates still in development will be, included in the Medicare prescription drug benefit. Even if our products are included, the private health plans that administer the Medicare drug benefit can limit the number of prescription drugs that are covered on their formularies in each therapeutic category and class. In addition, private managed care plans and other government agencies continue to seek price discounts. Because many of these same private health plans administer the Medicare drug benefit, they have the ability to influence prescription decisions for a larger segment of the population. In addition, certain states have proposed or adopted various programs under their Medicaid programs to control drug prices, including price constraints, restrictions on access to certain products and bulk purchasing of drugs.
If we succeed in bringing additional products to the market, these products may not be considered cost-effective, and reimbursement to the patient may not be available or sufficient to allow us to sell our product candidates on a competitive basis to a sufficient patient population. Because our product candidates are in the development stage, we do not know whether payors will cover the products and the level of reimbursement, if any, we will receive for these product candidates if they are successfully developed, and we are unable at this time to determine the cost-effectiveness of these product candidates. We may need to conduct expensive pharmacoeconomic trials in order to demonstrate the cost-effectiveness of products.
If the reimbursement we receive for any of our product candidates is inadequate in light of its development and other costs, our ability to realize profits from the affected product candidate would be limited. If reimbursement for our marketed products changes adversely or if we fail to obtain adequate reimbursement for our other current or future products, health care providers may limit how much or under what circumstances they will prescribe or administer them, which could reduce use of our products or cause us to reduce the price of our products.
If we fail to comply with post-approval regulatory requirements for our products or if we experience unanticipated problems with our marketed products, the FDA may take regulatory actions detrimental to our business, resulting in temporary or permanent interruption of distribution, withdrawal of products from the market or other penalties.
Our FDA-approved products and related operations will be subject to comprehensive post-approval regulation by the FDA. Post-approval requirements include submissions of safety and other post-marketing information; record-keeping and reporting; annual registration of manufacturing facilities and listing of products with the FDA; ongoing compliance with current

Good Manufacturing Practice, or cGMP, regulations; and requirements regarding the distribution of samples to physicians and related recordkeeping. The manufacturer and the manufacturing facilities used to make our products and product candidates will also be subject to periodic review and inspection by the FDA. Additional, potentially costly, requirements may apply to specific products as a condition of FDA approval or subsequent regulatory developments. For example, as part of the approval of the NDA for ZYFLO CR in May 2007, the FDA required us to conduct a pediatric clinical trial of ZYFLO CR as a post-approval commitment and report the results to the FDA by June 2010. If we do not successfully begin and complete this clinical trial in the time required by the FDA, our ability to market and sell ZYFLO CR may be hindered, and our business may be harmed as a result.
Discovery of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in:
•	withdrawal of the products from the market;

•	restrictions on the marketing or distribution of such products;

•	restrictions on the manufacturers or manufacturing processes;

•	warning letters;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	recalls;

•	fines

•	suspension or withdrawal of regulatory approvals;

•	refusal to permit the import or export of our products;

•	product seizures; or

•	injunctions or the imposition of civil or criminal penalties.
Any of these actions could have a material adverse effect on our business, financial condition and results of operations.
Numerous proposals have been made in recent months and years to impose new requirements on drug approvals, expand post-approval requirements and restrict sales and promotional activities. For example, an NDA requires that an applicant submit risk evaluation and minimization plans to monitor and address potential safety issues for products upon approval, and federal legislation has been proposed that would require all new drug applicants to submit risk evaluation and minimization plans to monitor and address potential safety issues for products upon approval, grant the FDA the authority to impose risk management measures for marketed products and to mandate labeling changes in certain circumstances and establish new requirements for disclosing the results of clinical trials. Additional measures have also been proposed to address perceived shortcomings in the FDA’s handling of drug safety issues, and to limit pharmaceutical company sales and promotional practices that some see as excessive or improper. If these or other legal or regulatory changes are enacted, it may become more difficult or burdensome for us to obtain extended or new product approvals, and our current approvals may be restricted or subject to onerous post-approval requirements. Such changes may increase our costs and adversely affect our operations. The ability of us or our partners to commercialize approved products successfully may be hindered, and our business may be harmed as a result.

State pharmaceutical marketing and promotional compliance and reporting requirements may expose us to regulatory and legal action by state governments or other government authorities.
In recent years, several states, including California, Maine, Minnesota, Nevada, New Mexico, Vermont, West Virginia and Wisconsin, as well as the District of Columbia, have enacted legislation requiring pharmaceutical companies to establish marketing and promotional compliance programs and file periodic reports with the state on sales, marketing, pricing, reporting and other activities. For example, a California statute effective July 1, 2005 requires pharmaceutical companies to adopt and post on their public web site a comprehensive compliance program that complies with the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals and the Office of Inspector General of the Department of Health and Human Services Compliance Program Guidance for Pharmaceutical Manufacturers. In addition, such a compliance program must establish a specific annual dollar limit on gifts or other items given to individual health care professionals in California.
Other states have also enacted statutes of varying scope that impose reporting and disclosure requirements on pharmaceutical companies pertaining to drug pricing and payments and costs associated with pharmaceutical marketing, advertising and promotional activities, as well as restrictions upon the types of gifts that may be provided to health care practitioners. Similar legislation is being considered in a number of other states. Many of these requirements are new and have not been definitively interpreted by state authorities or courts, and available guidance is limited. Unless and until we are in full compliance with these laws, we could face enforcement action and fines and other penalties, and could receive adverse publicity, all of which could materially harm our business.
Recently enacted legislation may make it more difficult and costly for us to obtain regulatory approval of our product candidates and to produce, market and distribute our existing products.
On September 27, 2007, President Bush signed the Food and Drug Administration Amendments Act of 2007, or the FDAAA, into law. The FDAAA grants a variety of new powers to the FDA, many of which are aimed at improving drug safety and assuring the safety of drug products after approval. Under the FDAAA, companies that violate the new law are subject to substantial civil monetary penalties. While we expect the FDAAA to have a substantial effect on the pharmaceutical industry, the extent of that effect is not yet known. As the FDA issues regulations, guidance and interpretations relating to the new legislation, the impact on the industry, as well as our business, will become clearer. The new requirements and other changes that the FDAAA imposes may make it more difficult, and likely more costly, to obtain approval of new pharmaceutical products and to produce, market and distribute existing products.

We may be subject to investigations or other inquiries concerning our compliance with reporting obligations under federal health care program pharmaceutical pricing requirements.
There have been a number of government enforcement actions under the federal health care programs, primarily Medicare and Medicaid, against numerous pharmaceutical companies alleging that the reporting of prices for pharmaceutical products has resulted in false and overstated prices, such as average wholesale and best price, which are alleged to have improperly inflated the reimbursements paid by Medicare, state Medicaid programs and other payors to health care providers who prescribed and administered those products or pharmacies that dispensed those products. These actions have been brought by both the federal government and individual states. Failure to comply with these government health care program pharmaceutical pricing requirements may lead to federal or state investigations, criminal or civil liability, exclusion from government health care programs, contractual damages and otherwise materially harm our reputation, business and prospects.
Our corporate compliance and corporate governance programs cannot guarantee that we are in compliance with all potentially applicable regulations.
The development, manufacturing, pricing, marketing, sales and reimbursement of our products and product candidates, together with our general operations, are subject to extensive regulation by federal, state and other authorities within the United States. We are a relatively small company and had approximately 107 employees as of November 3, 2008, including seven personnel employed by Critical Therapeutics prior to the merger who are assisting with transition matters and who are expected to terminate employment by November 30, 2008. We rely heavily on third parties to conduct many important functions. We have developed and instituted a corporate compliance program designed to comply with current best practices for pharmaceutical companies and continue to update the program in response to newly implemented and changing regulatory requirements. However, our compliance program does not and cannot guarantee that we are in compliance with all potentially applicable federal and state regulations. If we fail to comply with any of these regulations, we may be subject to a range of enforcement actions, including significant fines, litigation or other sanctions. Any action against us for a violation of these regulations, even if we successfully defend against such actions, could cause us to incur significant legal expenses, divert our management’s attention and harm our reputation.
As a publicly traded company, we are subject to significant legal and regulatory requirements, including the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and related regulations, some of which have either only recently become applicable to us or are subject to change. For example, we are incurring additional expenses and devoting significant management time and attention to evaluating our internal control systems to allow our management to report on, and our independent registered public accounting firm to attest to, our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. If the controls and procedures that we have implemented do not comply with all of the relevant rules and regulations of the SEC and NASDAQ, we may be subject to sanctions or investigation by regulatory authorities, including the SEC or NASDAQ. This type of action could adversely affect our financial results or investors’ confidence in us and our ability to access the capital markets and could result in the delisting of our common stock from NASDAQ. If we fail to develop and maintain adequate controls and procedures, we may be unable to provide required financial information in a timely and reliable manner, which could cause a decline in our stock price.
If we or our third-party manufacturers or service providers fail to comply with applicable laws and regulations, we or they could be subject to enforcement actions, which could adversely affect our ability to market and sell our product candidates and may harm our reputation.
If we or our third-party manufacturers or service providers fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could adversely affect our ability to develop, market and sell our product candidates successfully and may harm our reputation and hinder market acceptance of our product candidates. These enforcement actions include:
•	product seizures;

•	voluntary or mandatory recalls;

•	suspension of review or refusal to approve pending applications;

•	voluntary or mandatory patient or physician notification;

•	withdrawal of product approvals;

•	restrictions on, or prohibitions against, marketing our product candidates;

•	restrictions on applying for or obtaining government bids;

•	fines;

•	restrictions on importation of our product candidates;

•	injunctions; and

•	civil and criminal penalties.
We will spend considerable time and money complying with federal and state laws and regulations, and, if we are unable to fully comply with such laws and regulations, we could face substantial penalties.
Health care providers, physicians and others play a primary role in the recommendation and prescription of our products. Our arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other health care laws and regulations that may constrain the business or financial arrangements and relationships through which we will market, sell and distribute our products. Applicable federal and state health care laws and regulations, include, but are not limited to, the following:
•	The federal anti-kickback statute is a criminal statute that makes it a felony for individuals or entities knowingly and willfully to offer or pay or to solicit or receive, direct or indirect remuneration, in order to induce business reimbursed under a federal health care program, including Medicare and Medicaid;

•	The federal Statute on Limitations of Certain Physician Referrals, commonly referred to as the Stark Law, prohibits physician referrals for designated health services to entities in which the referring physician or an immediate family member has a financial interest, either through an ownership or investment interest or a compensation arrangement, unless the arrangement falls within a specific exception;

•	The federal False Claims Act imposes liability on any person who knowingly submits, or causes another person or entity to submit, a false claim for payment of government funds. Penalties include three times the government’s damages plus civil penalties of $5,500 to $11,000 per false claim. In addition, the False Claims Act permits a person with knowledge of fraud, referred to as a qui tam plaintiff, to file a lawsuit on behalf of the government against the person or business that committed the fraud, and, if the action is successful, the qui tam plaintiff is rewarded with a percentage of the recovery;

•	HIPAA imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•	The Social Security Act contains numerous provisions allowing the imposition of a civil money penalty, a monetary assessment, exclusion from the Medicare and Medicaid programs, or some combination of these penalties; and

•	Many states have analogous state laws and regulations, such as state anti-kickback and false claims laws. In some cases, these state laws impose more strict requirements than the federal laws. Some state laws also require pharmaceutical companies to comply with certain price reporting and other compliance requirements.
We are a participant in the Medicaid rebate program established by the Omnibus Budget Reconciliation Act of 1990, as amended, effective in 1993. Under the Medicaid rebate program, we pay a rebate for each unit of our product reimbursed by Medicaid. The amount of the rebate for each product is set by law. We are also required to pay certain statutorily defined rebates on Medicaid purchases for reimbursement on prescription drugs under state Medicaid plans. Both the federal government and state governments have initiated investigations into the rebate practices of many pharmaceutical companies to ensure compliance with these rebate programs. Any investigation of our rebate practices could be costly, could divert the attention of our management and could damage our reputation.
If our promotional activities fail to comply with the FDA’s regulations or guidelines, we may be subject to enforcement action by the FDA. For example, we received a warning letter from the FDA in November 2005 relating to certain promotional material that included an illustration of the mechanism of action for ZYFLO. The FDA asserted that the promotional material incorporating the illustration was false or misleading because it presented efficacy claims for ZYFLO, but failed to contain fair balance by not communicating the risks associated with its use and failing to present the approved indication for ZYFLO. In response to the warning letter, and as requested by the FDA, we stopped disseminating the promotional material containing the mechanism of action and we provided a written response to the FDA. As part of our response, we provided a description of our plan to disseminate corrective messages about the promotional material to those who received this material. We revised the promotional material containing the mechanism of action to address the FDA’s concerns regarding fair balance. If our promotional activities fail to comply with the FDA’s regulations or guidelines, we could be subject to additional regulatory actions by the FDA, including product seizure, injunctions, and other penalties and our reputation could be harmed.
Efforts to help ensure that our business arrangements comply with these extensive federal and state health care fraud and abuse laws could be costly. It is possible that governmental authorities may conclude that our business practices do not comply with current or future statutes or regulations involving applicable fraud and abuse or other health care laws and regulations. If our past or present operations, including activities conducted by our sales team or agents, are found to be in violation of any of these laws or any other applicable governmental regulations, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government health care programs and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we do business is found not to be in compliance with applicable laws, they may also be subject to criminal, civil or administrative sanctions, including exclusions from government health care programs.
Many aspects of the above-described laws have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations, which increases the risk of potential violations. In addition, these laws and their interpretations are subject to change. Any action against us for violation of these laws, even if we successfully defend against the action, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation.
Recent proposed legislation may permit re-importation of drugs from foreign countries into the United States, including foreign countries where the drugs are sold at lower prices than in the United States, which could force us to lower the prices of our products and impair our ability to derive revenue from our products.
Legislation has been introduced in the United States Congress that, if enacted, would permit more widespread re-importation of FDA-approved drugs from foreign countries into the United States. This could include re-importation from foreign countries where the drugs are sold at lower prices than in the United States. While we do not currently sell any of our products outside the United States, legislation or other factors that increase such sales by our direct competitors could adversely affect our pricing and revenues. Alternatively, in response to legislation such as this, we might elect not to seek approval for or market our products in foreign jurisdictions in order to minimize the risk of re-importation, which could also reduce the revenue generated from our product sales.
Risks Related to the Post-Merger Integration
The post-merger integration will be complex, time-consuming and expensive, and may ultimately be unsuccessful.
Prior to the merger transaction between Cornerstone BioPharma and Critical Therapeutics, both companies were focused on development and commercialization of pharmaceutical products but their businesses were different in some material respects. Critical Therapeutics’ pre-merger business included substantial reliance on only two marketed products, ZYFLO CR and ZYFLO, and early stage research and development efforts related to novel compounds. On the other hand, Cornerstone BioPharma’s business was focused on the pursuit of opportunities with respect to approved products or known compounds that can generally be developed more quickly and at less expense. We plan to close the Critical Therapeutics facility in Lexington, Massachusetts, and transfer its assets and business to Cornerstone Therapeutics’ offices in Cary,

North Carolina. The integration of the businesses will be complex, time-consuming, expensive, and potentially disruptive. We will need to overcome significant challenges in order to realize benefits or synergies from the merger. These challenges include the timely, efficient and successful execution of a number of post-merger events, including:
•	integrating operations and technologies; and

•	retaining strategic business partners and attracting new strategic business partners.
We expect to incur significant costs integrating operations, products and personnel. These may include costs associated with:
•	employee redeployment, relocation or severance;

•	conversion of information systems;

•	combining development, regulatory, manufacturing and commercial teams and processes;

•	reorganization of facilities; and

•	relocation or disposition of excess equipment.
While it is currently unknown how much time will be required, some integration activities may take longer than one year. We have not received any notifications from third parties of their intention to terminate a material agreement or defer or delay a decision as a result of the merger. If a third party did terminate a material agreement or defer or delay a decision as a result of the merger, any such termination, deferral or delay could have a material adverse effect on our operations and financial condition.
If we do not successfully integrate our business operations, the anticipated benefits of the merger may not be fully realized or may not occur for an extended period of time.
If we are unable to successfully integrate our business operations following the consummation of the merger, the following could occur:
•	our ongoing business could be disrupted and our management could be distracted;

•	our financial and managerial controls and reporting systems and procedures could be strained;

•	we could experience unanticipated expenses and potential delays related to integration of operations, technology and other resources;

•	our relationships with employees, suppliers and customers as a result of any integration of new management personnel could be impaired;

•	we could experience greater than anticipated costs and expenses related to restructuring, including employee severance or relocation costs and costs related to vacating leased facilities; and

•	potential unknown or currently unquantifiable liabilities associated with the merger and the combined operations could occur.
We may not succeed in addressing these risks or any other problems encountered in connection with the merger. The inability to successfully integrate our operations, technology and personnel, or any significant delay in achieving integration, could have a material adverse effect.

Our management will be required to devote substantial time to comply with public company regulations.
As a public company, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and NASDAQ Stock Market LLC, or NASDAQ, impose various requirements on public companies, including with respect to corporate governance practices. Some of our management and other personnel do not have substantial experience complying with the requirements applicable to public companies and will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.
In addition, the Sarbanes-Oxley Act requires, among other things, that our management maintain adequate disclosure controls and procedures and internal control over financial reporting. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and, as applicable, our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 will require us to incur substantial accounting and related expenses and expend significant management efforts. We will need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404. Moreover, if we are not able to comply with the requirements of Section 404, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, our financial reporting could be unreliable and misinformation could be disseminated to the public. Any failure to develop or maintain effective internal control over financial reporting or difficulties encountered in implementing or improving our internal control over financial reporting could harm our operating results and prevent us from meeting our reporting obligations. Ineffective internal controls also could cause our stockholders and potential investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common stock. In addition, investors relying upon this misinformation could make an uninformed investment decision, and we could be subject to sanctions or investigations by the SEC, NASDAQ or other regulatory authorities.
Risks Relating to Intellectual Property and Licenses
If we are unable to obtain and maintain protection for the intellectual property relating to our technology and products, the value of our technology and products will be adversely affected.
Our success depends in part on our ability to obtain and maintain protection for the intellectual property covering or incorporated into our technology and products, whether such technology is owned by us or licensed to us by third parties. Patent protection in the pharmaceutical field is highly uncertain and involves complex legal and scientific questions. We and our licensors may not be able to obtain additional issued patents relating to our respective technology or products. Even if issued, patents issued to us or our licensors may be challenged, narrowed, invalidated, held to be unenforceable or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the longevity of the patent protection we may have for our products. For example, two United States patents exclusively licensed to us have been challenged by third parties in re-examination proceedings before the United States Patent and Trademark Office. While we no longer rely on one of the patents to protect any of our products, we believe that the other United States patent being re-examined, United States patent 6,843,372, or the ‘372 Patent, covers ALLERX 10 Dose Pack, ALLERX 30 Dose Pack, ALLERX Dose Pack PE and ALLERX Dose Pack PE 30. If the United States Patent and Trademark Office invalidates some or all of the claims under the ‘372 Patent, our sales of the ALLERX family of products and our future operating and financial results could be adversely affected. Additionally, changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.
Our owned or licensed patents also may not afford protection against competitors with similar technology. Because patent applications in the United States and many other jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, we cannot be certain that we or our licensors were the first to make the inventions claimed in our or our licensors’ issued patents or pending patent applications, or that we or our licensors were the first to file for protection of the inventions set forth in these patent applications. If a third party has also filed a United States patent application covering our product candidates or a similar invention, we may have to participate in an adversarial proceeding, known as an interference, declared by the United States Patent and Trademark Office to determine priority of invention in the United States. These proceedings are costly and time-consuming, and it is possible that our efforts could be unsuccessful, resulting in a loss of our United States patent protection. In addition, patents generally expire, regardless of the date of issue, 20 years from the earliest claimed non-provisional filing date. We are not able to accurately predict the remaining lengths of the applicable patent term following regulatory approval of any of our product candidates.
Some of our currently marketed products do not have patent protection and in most cases such products face generic competition. In addition, although we own or exclusively license United States patents and patent applications with claims directed to the pharmaceutical formulations of our product candidates, methods of use of our product candidates to treat particular conditions, delivery systems for our product candidates, delivery profiles of our product candidates and methods for producing our product candidates, patent protection is not available for composition of matter claims directed to the active pharmaceutical ingredients of any of our products or product candidates other than SPECTRACEF, the SPECTRACEF line extensions, ZYFLO CR and ZYFLO. The SPECTRACEF composition of matter patent expires in April 2009. The composition of matter patent for zileuton in the United States will expire in December 2010.
Our collaborators and licensors may have the first right to maintain or defend our intellectual property rights and, although we may have the right to assume the maintenance and defense of our intellectual property rights if these third parties do not, our ability to maintain and defend our intellectual property rights may be compromised by the acts or omissions of these third parties. For example, under our license arrangement with Pharmaceutical Innovations, LLC, or Pharmaceutical Innovations, for ALLERX Dose Pack and ALLERX Dose Pack PE, Pharmaceutical Innovations generally is responsible for prosecuting and maintaining patent rights, although we have the right to support the continued prosecution or maintenance of the patent rights if Pharmaceutical Innovations fails to do so. In addition, both Pharmaceutical Innovations and we have the right to pursue claims against third parties for infringement of the patent rights.
We may not have sufficient resources to bring these actions or to bring such actions to a successful conclusion. Even if we are successful in these proceedings, we may incur substantial cost and divert the time and attention of our management and scientific personnel in pursuit of these proceedings, which could have a material adverse effect on our business.
The composition of matter patent for the API in SPECTRACEF and in the SPECTRACEF line extension product candidates will expire in April 2009, and the composition of matter patent for the API in ZYFLO CR and ZYFLO will expire in December 2010 and none of our other products or product candidates have, or will have, composition of matter patent protection.
Because the composition of matter patent for the API in SPECTRACEF expires in April 2009 and for the API in ZYFLO CR and ZYFLO expires in December 2010, competitors will be able to offer and sell products with the same API so long as these competitors do not infringe any other patents that we or third parties hold, including formulation and method of use patents. However, method of use patents, in particular, are more difficult to enforce than composition of matter patents because of the risk of off-label sale or use of the subject compounds. Physicians are permitted to prescribe an approved product for uses that are not described in the product’s labeling. Although off-label prescriptions may infringe our method of use patents, the practice is common across medical specialties and such infringement is difficult to prevent or prosecute. Off-label sales would limit our ability to generate revenue from the sale of our product candidates, if approved for commercial sale. In addition, if a third party were able to design around our formulation and process patents and create a different formulation using a different production process not covered by our patents or patent applications, we would likely be unable to prevent that third party from manufacturing and marketing its product.
Trademark protection of our products may not provide us with a meaningful competitive advantage.
We use trademarks on most of our currently marketed products and believe that having distinctive marks is an important factor in marketing those products. Distinctive marks may also be important for any additional products that we successfully develop and commercially market. However, we generally do not expect our marks to provide a meaningful competitive advantage over other branded or generic products. We believes that efficacy, safety, convenience, price, the level of generic competition and the availability of reimbursement from government and other third-party payors are and are likely to continue to be more important factors in the commercial success of our products and, if approved, our product candidates. For example, physicians and patients may not readily associate our trademark with the applicable product or API. In addition, prescriptions written for a branded product are typically filled with the generic version at the pharmacy if an approved generic is available, resulting in a significant loss in sales of the branded product, including for indications for which the generic version has not been approved for marketing by the FDA. Competitors also may use marks or names that are similar to our trademarks. If we initiate legal proceedings to seek to protect our trademarks, the costs of these proceedings could be substantial and it is possible that our efforts could be unsuccessful.
Competitors may also seek to cancel our similar trademarks based on the competitor’s prior use. For example, on May 15, 2008, the United States Patent and Trademark Office sent written notice to us that Bausch & Lomb Incorporated, or Bausch & Lomb, filed a cancellation proceeding with respect to the ALLERX registration, 3,384,232 (serial number 77120121), seeking to cancel the ALLERX registration because of a claim that such registration dilutes the distinctive quality of Bausch & Lomb’s Alrex® trademark and that Bausch & Lomb is likely to be damaged by the ALLERX registration. We responded to the Trademark Trial and Appeal Board on June 24, 2008 opposing the claims by Bausch & Lomb, but we are concurrently engaging in discussions with Bausch & Lomb to seek settlement of the cancellation proceeding on favorable terms. If the settlement discussions do not provide a prior resolution, we could take numerous courses of action, including continuing to oppose the claims, undertaking action to cancel Bausch & Lomb’s registration of its Alrex® trademark, or entering into discovery. If the United States Patent and Trademark Office cancels the ALLERX registration, we will be required to cease marketing products under that brand, which could adversely affect sales of the ALLERX family of products and our future operating and financial results.
If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose license rights that are important to our business.
We have acquired intellectual property rights relating to all of our product candidates under license agreements with third parties and expect to enter into additional licenses in the future. These licenses provide us with rights to intellectual property that is necessary for our business. For example, we acquired from Meiji the exclusive United States rights to market, develop and commercialize SPECTRACEF. Pursuant to our agreement with Meiji, we obtained an exclusive license to use know-how and trademarks to commercialize SPECTRACEF and any other pharmaceutical product, such as SPECTRACEF Suspension, containing the API cefditoren pivoxil in the United States.
Our existing licenses impose, and we expect that future licenses will impose, various obligations related to development and commercialization activities, milestone and royalty payments, sublicensing, patent protection and maintenance, insurance and other similar obligations common in these types of agreements. For example, we have entered into an agreement with Neos Therapeutics, L.P., or Neos, and Coating Place, Inc., or Coating Place, directed to commercialization of certain antihistamine and antitussive combination products, which obligates us to use commercially reasonable efforts to carry out development and regulatory activities within timelines specified in such development agreement. Under this agreement, we are obligated to use commercially reasonable efforts to develop and commercially launch products containing an antihistamine and antitussive in the United States as soon as practicable, and thereafter to maximize sales of such licensed product in the United States. If we fail to comply with these obligations or otherwise breach the license agreement, Neos or Coating Place may have the right to terminate the license in whole, terminate the exclusive nature of the license or bring a claim against us for damages. Any such termination or claim could prevent or impede our ability to market any product that is covered by the licensed patents. Even if we contest any such termination or claim and are ultimately successful, we could suffer adverse consequences to our operations and business interests.
If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.
In addition to patented technology, we rely upon unpatented proprietary technology, processes and know-how. We seek to protect our unpatented proprietary information in part by confidentiality agreements with our current and potential collaborators, employees, consultants, strategic partners, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of our confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. In addition, our trade secrets may otherwise become known or may be independently developed by competitors. If we are unable to protect the confidentiality of our proprietary information and know-how, our competitors may be able to use this information to develop products that compete with our products, which could adversely impact our business.
If we infringe or are alleged to infringe intellectual property rights of third parties, our business will be adversely affected.
Our development and commercialization activities, as well as any product candidates or products resulting from these activities, may infringe or be claimed to infringe one or more claims of an issued patent or may fall within the scope of one or more claims in a published patent application that may subsequently issue and to which we do not hold a license or other rights. Third parties may own or control these patents or patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if such claims are successful, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay development, manufacturing or sales of the product or product candidate that is the subject of the suit.
As a result of patent infringement or other similar claims or to avoid potential claims, we or our potential future collaborators may choose or be required to seek a license from a third party and be required to pay license fees or royalties or both. For example, our MedImmune collaboration agreement provides that a portion of the royalties payable to us by MedImmune for licenses to our intellectual property may be offset by amounts paid by MedImmune to third parties who have competing or superior intellectual property positions in the relevant fields, which could result in significant reductions in our revenues. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. This could harm our business significantly.

There have been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the United States Patent and Trademark Office, regarding intellectual property rights with respect to our products and technology. The cost of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.
Many of our employees were previously employed at other pharmaceutical or biotechnology companies, including competitors or potential competitors. We try to ensure that our employees do not use the proprietary information or know-how of others in their work for us. However, we may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed the intellectual property, trade secrets or other proprietary information of any such employee’s former employer. We may be required to engage in litigation to defend against these claims. Even if we are successful in such litigation, the litigation could result in substantial costs to us and/or be distracting to our management. If we fail to defend or are unsuccessful in defending against any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.
Risks Relating to Our Dependence on Third Parties
We use third parties to manufacture all of our products and product candidates. This may increase the risk that we will not have sufficient quantities of our products or product candidates at an acceptable cost, which could result in clinical development and commercialization of product candidates being delayed, prevented or impaired.
We have no manufacturing facilities and rely on third parties to manufacture and supply all of our products. We currently rely on these third parties for the purchase of raw materials and the manufacture and packaging of our products. Many of the agreements we have entered into are exclusive agreements in which the manufacturer is a single-source supplier, preventing us from using alternative sources.
We obtain all of our BALACET 325 and APAP 325 supply from Vintage, which has the exclusive right to supply all of our requirements for BALACET 325. Meiji has the exclusive right to supply all of our requirements for cefditoren pivoxil, the API in SPECTRACEF. In addition, our manufacturing agreement with Bayer obligates us to purchase minimum quantities of ALLERX bulk tablets during 2008 and 2009 although we believe Bayer’s notice that it will cease manufacturing ALLERX bulk tablets by March 31, 2009 should relieve us of our minimum purchase requirement under the supply agreement. However, Bayer is not a single-source supplier, and we have another supplier that is qualified to manufacture ALLERX. We also have qualified two packagers of the ALLERX product line. We acquire all of our requirements for the HYOMAX line of products from Sovereign.

We have contracted with Shasun Pharma Solutions Ltd., or Shasun, for commercial production of the zileuton API, subject to specified limitations, through December 31, 2010. Zileuton API is used in our FDA-approved oral zileuton products, ZYFLO CR and ZYFLO, as well as in our zileuton injection product candidate. Our only source of supply for zileuton API is Shasun, which manufactures the zileuton API in the United Kingdom. In addition, there is only one qualified supplier of a chemical known as 2-ABT, which is one of the starting materials for zileuton, and if that manufacturer stops manufacturing 2-ABT, is unable to manufacture 2-ABT or is unwilling to manufacture 2-ABT on commercially reasonable terms or at all, Shasun may be unable to manufacture API for us.
We have contracted with Jagotec AG, or Jagotec, a subsidiary of SkyePharma PLC, or SkyePharma, for the manufacture of core tablets for ZYFLO CR for commercial sale. Our only source of supply for the core tablets of ZYFLO CR is Jagotec, which manufactures them in France. We have contracted with Patheon Pharmaceuticals Inc., or Patheon, to coat and package the core tablets of ZYFLO CR for commercial sale. Patheon is currently our only source of finished ZYFLO CR tablets. We have contracted with Patheon to manufacture ZYFLO tablets for commercial sale. Patheon is currently our only source of finished ZYFLO tablets.
If any of the third-party manufacturers with whom we contract fails to perform their obligations, we may be adversely affected in a number of ways, including the following:
•	We may not be able to meet commercial demands for our products;

•	We may be required to cease distribution or issue recalls;

•	We may not be able to initiate or continue clinical trials of product candidates that are under development; and

•	We may be delayed in submitting applications for regulatory approvals for product candidates.
We may not be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. If we were required to change manufacturers, we would be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and all applicable regulations and guidelines, including FDA requirements and approved NDA product specifications. In addition, we would be required to conduct additional clinical bioequivalence trials to demonstrate that the products manufactured by the new manufacturer are equivalent to the products manufactured by the current manufacturer, which could take 12 to 18 months or possibly longer. The technical transfer of manufacturing capabilities can be difficult. For example, in the second quarter of 2007, we initiated the qualification process for two new manufacturing sites for the five different tablet formulations that are used in the various AM/PM dosing combinations in the different ALLERX Dose Pack products in order to have additional manufacturing capacity and to mitigate the risks associated with relying on a single supplier. Both facilities initially encountered difficulties in developing stable tablet formulations, which were later resolved. Any delays associated with the verification of a new manufacturer or conducting additional clinical bioequivalence trials could adversely affect the production schedule or increase our production costs and could ultimately lead to a shortage of supply in the market.

Additionally, FDA regulations restrict the manufacture of penicillin products in the same facility that manufactures a cephalosporin such as SPECTRACEF. These restrictions reduce the number of cGMP FDA-approved facilities that are able to manufacture cephalosporins, which could complicate our ability to quickly qualify a new manufacturer for SPECTRACEF. We are aware that Patheon, the owner of the Puerto Rico-based manufacturing plant for SPECTRACEF, is reviewing its strategic alternatives with respect to this plant. Our contract for the manufacture of SPECTRACEF is terminable by either party at any time. There is no assurance that a buyer will be interested in continuing the manufacture of SPECTRACEF, which could interrupt the commercial supply and research formulation development of SPECTRACEF and SPECTRACEF line extensions.
We also rely on third-party manufacturers to purchase the necessary raw materials to manufacture our products, with the exception of cefditoren pivoxil, the API in SPECTRACEF, which we are required to purchase from Meiji. In some instances, third-party manufacturers have encountered difficulties obtaining raw materials needed to manufacture our products as a result of DEA regulations and because of the limited number of suppliers of pseudoephedrine, hyocyamine sulfate, and methscopolamine nitrate. Although these difficulties have not had a material adverse impact on us, such problems could have a material adverse impact on us in the future. In addition, supply interruptions or delays could occur that require us or our manufacturers to obtain substitute materials or products, which would require additional regulatory approvals. Changes in our raw material suppliers could result in delays in production, higher raw material costs and loss of sales and customers because regulatory authorities must generally approve raw material sources for pharmaceutical products. Any significant supply interruption could have a material adverse effect on our business, financial condition and results of operation.
In addition, we import the API for our products from third parties that manufacture the API outside the United States, and we expect to import tablet cores and finished product from outside the United States in the future. This may give rise to difficulties in obtaining API, tablet cores or finished product in a timely manner as a result of, among other things, regulatory agency import inspections, incomplete or inaccurate import documentation or defective packaging. For example, the FDA has stated that it will inspect 100% of API, tablet cores and finished product that is imported into the United States. If the FDA requires additional documentation from third-party manufacturers relating to the safety or intended use of the API or finished product, the importation of the API or finished product could be delayed. While in transit from outside the United States or while stored with our third-party logistics provider, DDN/Obergfel, LLC, or DDN, our API, tablet cores or finished product could be lost or suffer damage, which would render such items unusable. We have attempted to take appropriate risk mitigation steps and to obtain transit or casualty insurance. However, depending upon when the loss or damage occurs, we may have limited recourse for recovery against our manufacturers or insurers. As a result, our financial performance could be impacted by any such loss or damage.

We rely on third-party manufacturers for compliance with applicable regulatory requirements. This may increase the risk of sanctions being imposed on us or on a manufacturer of our products or product candidates, which could result in our inability to obtain sufficient quantities of these products or product candidates.
Our manufacturers may not be able to comply with cGMP regulations or other regulatory requirements or similar regulatory requirements outside the United States. DEA regulations also govern facilities where controlled substances are manufactured. Our manufacturers are subject to DEA registration requirements and unannounced inspections by the FDA, the DEA, state regulators and similar regulators outside the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including:
•	fines;

•	injunctions

•	civil penalties

•	the failure of regulatory authorities to grant marketing approval of our product candidates;

•	delays, suspension or withdrawal of approvals;

•	suspension of manufacturing operations;

•	license revocation;

•	seizures or recalls of products or product candidates;

•	operating restrictions; and

•	criminal prosecutions.
Any of these sanctions could significantly and adversely affect supplies of our products and product candidates.
Difficulties relating to the supply chain for ZYFLO CR tablets could significantly inhibit our ability to meet, or prevent us from meeting, commercial demand for the product.
In the quarter ended June 30, 2008, we recorded an inventory reserve with respect to an aggregate of eight batches of ZYFLO CR that could not be released into our commercial supply chain, consisting of one batch of ZYFLO CR that did not meet our product release specifications and an additional seven batches of ZYFLO CR that were on quality assurance hold and that could not complete manufacturing within the NDA-specified manufacturing timelines. In the quarters ended December 31, 2007 and March 31, 2008, we recorded inventory reserves with respect to an aggregate of eight batches of ZYFLO CR that could not be released into our commercial supply chain because they did not meet our product release specifications. In conjunction with our three third-party manufacturers for zileuton API, tablet cores and coating and release, we have initiated an investigation to determine the cause of this issue, but the investigation is ongoing and is not yet complete. We have incurred and expect to continue to incur significant costs in connection with the investigation. To date, the investigation has not identified a clear source of the issue. In August and September 2008, we released and made available for shipment to wholesale distributors an aggregate of six batches of finished ZYFLO CR tablets that met product release specifications. We are currently unable to accurately assess the timing and quantity of future batches of ZYFLO CR, if any, that may be released for commercial supply. If not corrected, the ongoing supply chain difficulties could prevent us from supplying any further product to our wholesale distributors. Based on our current level of sales and the release of six batches of ZYFLO CR in August and September 2008, we estimate that wholesale distributors and retail pharmacies will have a sufficient inventory of ZYFLO CR to continue to provide product to patients through the fourth quarter of 2008.
If our investigation regarding our supply chain requires changes to the manufacturing processes or materials in order to be able to supply sufficient levels of ZYFLO CR to satisfy our commercial needs, the costs to manufacture ZYFLO CR may be significantly higher than we had anticipated. As of September 30, 2008, we had expensed $2.6 million relating to the aggregate of nine batches of ZYFLO CR that failed to meet product release specifications and the seven batches of ZYFLO CR that were on quality assurance hold and that could not complete manufacturing within the NDA- specified manufacturing timelines. In addition, we expect to incur other significant costs in connection with our investigation. If we are not able to supply ZYFLO CR at a commercially acceptable cost and level, we could experience cash flow difficulties and additional financial losses. Depending on the outcome of the investigation, we may not be able to obtain reimbursement from any of our third-party manufacturers for existing or additional batches of ZYFLO CR that do not meet our product release specifications.
There is also potential confusion surrounding our reintroduction of ZYFLO. As a result of this potential confusion relating to the reintroduction of ZYFLO to the market and ZYFLO’s less convenient four times daily dosing regimen, sales of ZYFLO will likely not meet either the level of sales of ZYFLO CR since its market launch in September 2007 or the historical level of sales of ZYFLO prior to the market launch of ZYFLO CR.
We rely on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including failing to meet established deadlines for the completion of such trials.
We do not independently conduct clinical trials for our product candidates. We rely on third parties, such as contract research organizations, clinical data management organizations, medical institutions and clinical investigators, to perform this function. Reliance on these third parties for clinical development activities reduces our control over these activities. We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, regulatory approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.

We rely on third parties to market and promote some products, and these third parties may not successfully commercialize these products.
We may seek to enter into co-promotion arrangements to enhance our promotional efforts and, therefore, sales of our products. By entering into agreements with pharmaceutical companies that have experienced sales forces with strong management support, we can reach health care providers in areas where we have limited or no sales force representation, thus expanding the reach of our sales and marketing programs. We also seek to enter into co-promotion arrangements for the marketing of products that are not aligned with our respiratory focus and, therefore, are not promoted by our sales force. For example, in July 2007, Atley Pharmaceuticals began marketing and promoting BALACET 325 to pain specialists and other high prescribers of pain products through a co-promotion agreement. We rely on MedImmune for the commercialization of any anti-HMGB1 products that are developed under our exclusive license and collaboration agreement with MedImmune, and we plan to rely on Beckman Coulter, Inc., or Beckman Coulter, for the commercialization of any diagnostic assay for HMGB1. We may not be successful in entering into additional marketing arrangements in the future and, even if successful, it may not be able to enter into these arrangements on terms that are favorable to us. In addition, we may have limited or no control over the sales, marketing and distribution activities of these third parties. If these third parties are not successful in commercializing the products covered by these arrangements, our future revenues may suffer.
We depend on DEY to jointly promote and market ZYFLO CR. This co-promotion arrangement may not be successful.
We rely on DEY to jointly promote and market ZYFLO CR. Our ability to generate meaningful near-term revenues from product sales is substantially dependent on the success of this co-promotion arrangement. DEY initiated promotional detailing activities for ZYFLO CR in September 2007 after initiating promotional detailing for ZYFLO in April 2007.
After September 27, 2010, DEY may terminate the co-promotion agreement with six-months’ prior written notice. In addition, DEY has the right to terminate the co-promotion agreement with two-months’ prior written notice if ZYFLO CR cumulative net sales, as defined in the co-promotion agreement, for any four consecutive calendar quarters after commercial launch of ZYFLO CR are less than $25 million. The ZYFLO CR cumulative net sales, as defined in the co-promotion agreement, for the four consecutive calendar quarters ended September 30, 2008 were $12.9 million. Each party has the right to terminate the co-promotion agreement upon the occurrence of a material uncured breach by the other party. Both parties have agreed to use diligent efforts to promote the applicable products in the United States during the term of the co-promotion agreement. In particular, both parties have agreed to provide a minimum number of details per month for ZYFLO CR.
If DEY were to terminate or breach the co-promotion agreement, and we were unable to enter into a similar co-promotion agreement with another qualified party in a timely manner or devote sufficient financial resources or capabilities to independently promoting and marketing ZYFLO CR, then our sales of ZYFLO CR would be limited and we would not be able to generate significant revenues from product sales. In addition, DEY may choose not to devote time, effort or resources to the promotion and marketing of ZYFLO CR beyond the minimum required by the terms of the co-promotion agreement. DEY is a subsidiary of Mylan. Mylan acquired DEY in October 2007 as part of its acquisition of Merck KGaA’s generic business, of which DEY was a part. We cannot predict what impact Mylan’s acquisition of DEY may have on our co-promotion arrangement. For example, in February 2008, Mylan announced that it is pursuing strategic alternatives for DEY, including the potential sale of the business. Any decision by DEY or Mylan not to devote sufficient resources to the co-promotion arrangement or any future reduction in efforts under the co-promotion arrangement, including as a result of the sale or potential sale of DEY by Mylan, would limit our ability to generate significant revenues from product sales. Furthermore, if DEY does not have sufficient sales capabilities, as a result of difficulty retaining or hiring sales representatives following Mylan’s announcement that it is pursuing strategic alternatives for DEY or otherwise, then DEY may not be able to meet its minimum detailing obligations under the co-promotion agreement.
Any collaboration arrangements that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our product candidates.
We have entered into and may in the future enter into collaboration arrangements on a selective basis. For example, we have determined as a strategic matter to seek to enter into collaboration arrangements with respect to the development of our alpha-7 product candidates and our zileuton injection product candidate. Any future collaborations that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters can lead to delays in the development process or the commercialization of the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority. Collaborations with pharmaceutical companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration of our collaboration agreements would adversely affect us financially and could harm our business reputation.
We depend on MedImmune and Beckman Coulter and expect to depend on additional collaborators in the future for a portion of our revenues and to develop, conduct clinical trials with, obtain regulatory approvals for, and manufacture, market and sell some of our product candidates. These collaborations may not be successful.
We are relying on MedImmune, Inc., a wholly owned subsidiary of AstraZeneca PLC, or MedImmune, to fund the development of and to commercialize product candidates in our HMGB1 program. We are relying on Beckman Coulter to fund the development and to commercialize diagnostics in our HMGB1 program. Payments due to us under the collaboration agreements with MedImmune and Beckman Coulter are generally based on the achievement of specific development and commercialization milestones that may not be met. In addition, the collaboration agreements entitle us to royalty payments that are based on the sales of products developed and marketed through the collaborations. These future royalty payments may not materialize or may be less than expected if the related products are not successfully developed or marketed or if we are forced to license intellectual property to continue to generate revenues.

Our collaboration agreement with MedImmune generally is terminable by MedImmune at any time upon six-months’ notice or upon our material uncured breach of the agreement. The parties agreed to work exclusively in the development and commercialization of HMGB1-inhibiting products for a period of four years, and, after such time, we have agreed to work exclusively with MedImmune in the development of HMGB1-inhibiting products for the remaining term of the agreement. If MedImmune were to terminate or breach this arrangement, and we were unable to enter into a similar collaboration agreement with another qualified third party in a timely manner or devote sufficient financial resources or capabilities to continue development and commercialization on our own, the development and commercialization of the HMGB1 program likely would be delayed, curtailed or terminated. The delay, curtailment or termination of our HMGB1 program could significantly harm our future prospects.
In June 2007, AstraZeneca PLC completed its acquisition of MedImmune and MedImmune became a wholly owned subsidiary of AstraZeneca. We cannot predict what impact this transaction may have on our HMGB1 collaboration with MedImmune. If MedImmune does not devote sufficient time and resources to our collaboration or changes the focus of its programs, it could delay or prevent the achievement of clinical, regulatory and commercial milestones and prevent us from realizing the potential commercial benefits of the collaboration.
Our license agreement with Beckman Coulter generally is terminable by Beckman Coulter on 90-days’ written notice. Each party has the right to terminate the license agreement upon the occurrence of a material uncured breach by the other party. If Beckman Coulter were to terminate or breach, and we were unable to enter into a similar agreement with another qualified third party in a timely manner or devote sufficient financial resources or capabilities to continue development and commercialization on our own, the development and commercialization of a diagnostic based on the detection of HMGB1 likely would be delayed, curtailed or terminated.
In addition, our collaborations with MedImmune and Beckman Coulter and any future third-party collaborative arrangements may not be scientifically or commercially successful. Factors that may affect the success of collaborations include the following:
•	Collaborators may be pursuing alternative technologies or developing alternative products, either on their own or in collaboration with others, that may be competitive with the product on which they are collaborating with us or that could affect our collaborators’ commitment to us;

•	Reductions in marketing or sales efforts or a discontinuation of marketing or sales of our products by our collaborators would reduce our revenues, which we expect will be based on a percentage of net sales by collaborators;

•	Collaborators may terminate their collaborations with us, which could make it difficult for us to attract new collaborators or adversely affect how we are perceived in the business and financial communities;

•	Collaborators may not devote sufficient time and resources to any collaboration with us, which could prevent us from realizing the potential commercial benefits of that collaboration; and

•	Collaborators may pursue higher priority programs or change the focus of their development programs, which could affect their commitments to us.

The concentration of our product sales to only a few wholesale distributors increases the risk that we will not be able to effectively distribute our products if we need to replace any of these customers, which would cause our sales to decline.
The majority of our sales are to a small number of pharmaceutical wholesale distributors, which in turn sell our products primarily to retail pharmacies, which ultimately dispense our products to the end consumers.
If any of these customers cease doing business with us or materially reduce the amount of product they purchase from us and we are unable to enter into agreements with replacement wholesale distributors on commercially reasonable terms, we might not be able to effectively distribute our products through retail pharmacies. The risk of this occurring is exacerbated by the recent significant consolidation in the wholesale drug distribution industry, including through mergers and acquisitions among wholesale distributors and the growth of large retail drugstore chains. As a result, a small number of large wholesale distributors control a significant share of the market.
Our business could suffer as a result of a failure to manage and maintain our distribution network.
We rely on third parties to distribute our products. We have contracted with DDN for the distribution of our products to wholesalers, retail drug stores, mass merchandisers and grocery stores in the United States.
Our distribution network requires significant coordination with our supply chain, sales and marketing and finance organizations. Failure to maintain our third-party contracts or a third party’s inability or failure to adequately perform as agreed under its contract with us, could negatively impact us. We do not have our own warehouse or distribution capabilities, we lack the resources and experience to establish any of these functions, and we do not intend to establish these functions in the foreseeable future. If we are unable to effectively manage and maintain our distribution network, sales of our products could be severely compromised and our business could be harmed.
We also depend on the distribution abilities of our wholesale customers to ensure that products are effectively distributed through the supply chain. If there are any interruptions in our customers’ ability to distribute products through their distribution centers, our products may not be effectively distributed, which could cause confusion and frustration among pharmacists and lead to product substitution. For example, in the fourth quarter of 2007 and the first quarter of 2008, several Cardinal Health distribution centers were placed on probation by the DEA and were prohibited from distributing controlled substances. Although Cardinal Health had a plan in place to re-route all orders to the next closest distribution center for fulfillment, system inefficiency resulted in a failure to effectively distribute our products to all areas.

Risks Relating to Financial Results
We may need additional funding and may be unable to raise capital when needed, which could force us to delay, reduce or eliminate our product development or commercialization efforts.
We have incurred and expect to continue to incur significant development expenses in connection with our ongoing activities, particularly as we conduct clinical trials for product candidates. In addition, we incur significant commercialization expenses related to our currently marketed products for sales, marketing, manufacturing and distribution. Cornerstone incurred total commercialization expenses of $11.9 million, representing approximately 69% of its total operating expenses, in 2007, and $7.1 million, representing approximately 50% of its total operating expenses, in 2006. We expect these commercialization expenses to increase in future periods if we are successful in obtaining FDA approval to market the SPECTRACEF line extensions and other product candidates. We have used, and expect to continue to use, revenue from sales of our marketed products to fund a significant portion of the development costs of our product candidates and to expand our sales and marketing infrastructure. However, we may need substantial additional funding for these purposes and may be unable to raise capital when needed or on acceptable terms, which would force us to delay, reduce or eliminate our development programs or commercialization efforts.
As of September 30, 2008, we had approximately $4.5 million of cash and cash equivalents on hand and available borrowing capacity of $3.9 million under our $4.0 million revolving line of credit. Based on our current operating plans, we believe that our existing cash and cash equivalents, revenue from product sales and borrowing availability under our revolving line of credit are sufficient to continue to fund our existing level of operating expenses and capital expenditure requirements for the foreseeable future.
Our future capital requirements will depend on many factors, including:
•	the level of product sales from our currently marketed products and any additional products that we may market in the future;

•	the scope, progress, results and costs of development activities for our current product candidates;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	the number of, and development requirements for, additional product candidates that we pursue;

•	the costs of commercialization activities, including product marketing, sales and distribution;

•	the costs and timing of establishing manufacturing and supply arrangements for clinical and commercial supplies of our product candidates and products;

•	the extent to which we acquire or invest in products, businesses and technologies;

•	the extent to which we chooses to establish collaboration, co-promotion, distribution or other similar arrangements for our marketed products and product candidates; and

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending claims related to intellectual property owned by or licensed to us.
The terms of any additional capital funding that we require may not be favorable to us or our stockholders.
To the extent that our capital resources are insufficient to meet our future capital requirements, we will need to finance our cash needs through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives. Additional equity or debt financing, or corporate collaboration and licensing arrangements, may not be available on acceptable terms, if at all. Our only committed external source of funds is borrowing availability under our revolving line of credit, which is personally guaranteed by our President and Chief Executive Officer. Our ability to borrow under the revolving line of credit is subject to our satisfaction of specified conditions.
If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any agreements governing debt or equity financing may also contain terms, such as liquidation and other preferences that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, we may be required to relinquish valuable rights to our future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us.
We have incurred significant losses and may incur losses in the future.
Critical Therapeutics experienced significant operating losses in each year from its inception in 2000 until its merger with Cornerstone BioPharma, and Cornerstone BioPharma experienced operating losses from its inception in 2004 and had only been profitable beginning in 2007. As a combined company, we may never become profitable, even if we are able to commercialize additional products. To date, we have financed our operations primarily with revenue from product sales and borrowings. We have devoted substantially all of our efforts to:
•	establishing a sales and marketing infrastructure;

•	acquiring marketed products, product candidates and related technologies;

•	commercializing marketed products; and

•	developing product candidates, including conducting clinical trials.
We expect to continue to incur significant development and commercialization expenses as we:
•	seek FDA approval for the SPECTRACEF line extensions;

•	advance the development of other product candidates, including methscopolamine and antihistamine combination and hydrocodone cough suppressant product candidates;

•	seek regulatory approvals for product candidates that successfully complete clinical testing; and

•	expand our sales force and marketing capabilities to prepare for the commercial launch of future products, subject to FDA approval.
We also expect to incur additional expenses to add operational, financial and management information systems and personnel, including personnel to support our product development efforts.
For us to sustain and increase our profitability, we believe that we must succeed in commercializing additional drugs with significant market potential. This will require us to be successful in a range of challenging activities, including:
•	successfully completing clinical trials of our product candidates;

•	obtaining and maintaining regulatory approval for these product candidates; and

•	manufacturing, marketing and selling those products for which we may obtain regulatory approval.
We may never succeed in these activities and may never generate revenue that is sufficient to sustain or increase profitability on a quarterly or annual basis. Any failure to sustain and increase profitability could impair our ability to raise capital, expand our business, diversify our product offerings or continue operations.
If the estimates that we make, or the assumptions upon which we rely, in preparing our financial statements prove inaccurate, the actual results may vary from those reflected in our projections.
Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, stockholders’ deficit, revenues and expenses, the amounts of charges accrued by us and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. For example, at the same time we recognizes revenues for product sales, we also record an adjustment, or decrease, to revenue for estimated chargebacks, rebates, discounts, vouchers and returns, which management determines on a product-by-product basis as its best estimate at the time of sale based on each product’s historical experience adjusted to reflect known changes in the factors that impact such reserves. Actual sales allowances may exceed our estimates for a variety of reasons, including unanticipated competition, regulatory actions or changes in one or more of our contractual relationships. We cannot assure you, therefore, that any of our estimates, or the assumptions underlying them, will be correct.
Our short operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.
Cornerstone has a short operating history. Cornerstone BioPharma commenced active operations in 2004. Excluding ZYFLO CR and ZYFLO, Cornerstone acquired most of its currently marketed products and product candidates through two licensing transactions, one for ALLERX in February 2005 and the other for SPECTRACEF in October 2006, after these products were already being marketed by other companies. Excluding approvals to market ZYFLO and ZYFLO CR obtained by Critical Therapeutics personnel that are no longer with Cornerstone and the approval for SPECTRACEF 400 mg, for which the FDA approved Cornerstone’s sNDA in July 2008 and which we launched in October 2008, Cornerstone has not received approval from the FDA for any of its products or demonstrated its ability to obtain regulatory approval for any drugs that it has developed or is developing. In addition, Cornerstone has not demonstrated its ability to initiate sales and marketing activities for successful commercialization of a newly approved product. As a relatively new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors.
Our operating results are likely to fluctuate from period to period.
We anticipate that there may be fluctuations in our future operating results. Potential causes of future fluctuations in our operating results may include:
•	new product launches, which could increase revenues but also increase sales and marketing expenses;

•	acquisition activity;

•	one-time charges, such as for inventory expiration or product quality issues;

•	increases in research and development expenses resulting from the acquisition of a product candidate that requires significant additional development;

•	changes in the competitive, regulatory or reimbursement environment, which could decrease revenues or increase sales and marketing, product development or compliance costs;

•	unexpected product liability or intellectual property claims and lawsuits;

•	significant payments, such as milestones, required under collaboration, licensing and development agreements before the related product candidate has received FDA approval;

•	marketing exclusivity, if any, which may be obtained on certain new products;

•	the dependence on a small number of products for a significant portion of net revenues and net income; and

•	price erosion and customer consolidation.
Risks Relating to Employee Matters and Managing Growth
If we fail to attract and retain key personnel, or to retain our executive management team, we may be unable to successfully develop or commercialize our products.
Recruiting and retaining highly qualified scientific, technical and managerial personnel and research partners will be critical to our success. Any expansion into areas and activities requiring additional expertise, such as clinical trials, governmental approvals, contract manufacturing and sales and marketing, will place additional requirements on our management, operational and financial resources. These demands may require us to hire additional personnel and will require our existing management personnel to develop additional expertise. We face intense competition for personnel. The failure to attract and retain personnel or to develop such expertise could delay or halt the development, regulatory approval and commercialization of our product candidates. If we experience difficulties in hiring and retaining personnel in key positions, we could suffer from delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. We also experience competition for the hiring of scientific personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our development and commercialization strategy. Our consultants and advisors may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.
We depend to a great extent on the principal members of our management and scientific staff. The loss of the services of any of our key personnel, in particular, Craig Collard, President and Chief Executive Officer, and Brian Dickson, M.D., Chief Medical Officer, might significantly delay or prevent the achievement of our development and commercialization objectives and could cause us to incur additional costs to recruit replacements. Each member of our executive management team may terminate his or her employment at any time. We do not maintain “key person” life insurance with respect to any of our executives. Furthermore, if we decide to recruit new executive personnel, we will incur additional costs.
Post-merger integration may result in turnover amongst our management, sales and marketing employees, and board of directors. If our board were to fail to satisfy the requirements of relevant rules and regulations of the SEC and NASDAQ relating to director independence or membership on board committees, this could result in the delisting of our common stock from NASDAQ or could adversely affect investors’ confidence in us and our ability to access the capital markets. If we are unable to attract and retain qualified directors, the achievement of our corporate objectives could be significantly delayed or may not occur.
Risks Relating to Common Stock
Our stock price is subject to fluctuation, which may cause an investment in our stock to suffer a decline in value.
The market price of our common stock may fluctuate significantly in response to factors that are beyond our control. The stock market in general has recently experienced extreme price and volume fluctuations. The market prices of securities of pharmaceutical and biotechnology companies have been extremely volatile, and have experienced fluctuations that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could result in extreme fluctuations in the price of our common stock, which could cause a decline in the value of our common stock.
Some of the factors that may cause the market price of our common stock to fluctuate include, but are not limited to:
•	the results of current and any future clinical trials;

•	the entry into, or termination of, key agreements, including key strategic alliance agreements;

•	the results and timing of regulatory reviews relating to the approval of product candidates;

•	the initiation of, material developments in or conclusion of litigation to enforce or defend any of intellectual property rights;

•	failure of any product candidates, if approved, to achieve commercial success;

•	general and industry-specific economic conditions that may affect research and development expenditures;

•	the results of clinical trials conducted by others on products that would compete with our product candidates;

•	issues in manufacturing our product candidates or any approved products;

•	the loss of key employees;

•	the introduction of technological innovations or new commercial products by our competitors;

•	changes in estimates or recommendations by securities analysts, if any, who cover our common stock;

•	future sales of our common stock;

•	changes in the structure of health care payment systems; and

•	period-to-period fluctuations in our financial results.
In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our financial condition, results of operations and reputation.
If we fail to continue to meet all applicable continued listing requirements of The NASDAQ Capital Market and NASDAQ determines to delist our common stock, the market liquidity and market price of our common stock could decline.
Our common stock is currently listed on The NASDAQ Capital Market. In order to maintain that listing, we must satisfy minimum financial and other listing requirements. If we fail to continue to meet all applicable listing requirements of The NASDAQ Capital Market and NASDAQ determines to delist our common stock, an active trading market for our common stock may not be sustained and the market price of our common stock could decline. If an active trading market for our common stock is not sustained, it will be difficult for our stockholders to sell shares of our common stock without further depressing the market price of our common stock or at all. A delisting of our common stock also could make it more difficult for us to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees.
If our quarterly results of operations fluctuate, this fluctuation may subject our stock price to volatility, which may cause an investment in our stock to suffer a decline in value.
Our quarterly operating results have fluctuated in the past and are likely to fluctuate in the future. A number of factors, many of which are not within our control, could subject our operating results and stock price to volatility, including:

•	the amount and timing of sales of SPECTRACEF, ZYFLO CR, ZYFLO, ALLERX, BALACET, HYOMAX, and other products;

•	the timing of operating expenses, including selling and marketing expenses and the costs of maintaining a direct sales force;

•	the availability and timely delivery of a sufficient supply of SPECTRACEF, ZYFLO CR, ZYFLO, ALLERX, BALACET, HYOMAX, and other products;

•	the amount of rebates, discounts and chargebacks to wholesalers, Medicaid and MCOs related to SPECTRACEF, ZYFLO CR, ZYFLO, ALLERX, BALACET, HYOMAX, and other products;

•	the amount and timing of product returns for SPECTRACEF, ZYFLO CR, ZYFLO, ALLERX, BALACET, HYOMAX, and other products;

•	achievement of, or the failure to achieve, milestones under our development agreement with MedImmune, our license agreement with Beckman Coulter and, to the extent applicable, other licensing and collaboration agreements;

•	the results of ongoing and planned clinical trials of our product candidates;

•	production problems occurring at our third-party manufacturers;

•	the results of regulatory reviews relating to the development or approval of our product candidates; and

•	general and industry-specific economic conditions that may affect our research and development expenditures.
Due to the possibility of significant fluctuations, we do not believe that quarterly comparisons of our operating results will necessarily be indicative of our future operating performance. If our quarterly operating results fail to meet the expectations of stock market analysts and investors, the price of our common stock may decline.
If significant business or product announcements by our competitors cause fluctuations in our stock price, an investment in our stock may suffer a decline in value.
The market price of our common stock may be subject to substantial volatility as a result of announcements by other companies in our industry, including our collaborators. Announcements that may subject the price of our common stock to substantial volatility include announcements regarding:
•	our operating results, including the amount and timing of sales of our products, including SPECTRACEF, ZYFLO CR, ZYFLO, ALLERX, BALACET, HYOMAX, and other products;

•	the availability and timely delivery of a sufficient supply of our products, including SPECTRACEF, ZYFLO CR, ZYFLO, ALLERX, BALACET, HYOMAX, and other products;

•	Our licensing and collaboration agreements and the products or product candidates that are the subject of those agreements;

•	the results of discovery, preclinical studies and clinical trials by us or our competitors;

•	the acquisition of technologies, product candidates or products by us or our competitors;

•	the development of new technologies, product candidates or products by us or our competitors;

•	regulatory actions with respect to our product candidates or products or those of our competitors; and

•	significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors.
Insiders have substantial control and could delay or prevent a change in corporate control, including a transaction in which our stockholders could sell or exchange their shares for a premium.
As of October 31, 2008, our directors, executive officers and 10% or greater stockholders, together with their affiliates, to our knowledge, beneficially owned, in the aggregate, approximately 51% of our outstanding common stock. As a result, our directors, executive officers and 10% or greater stockholders, together with their affiliates, if acting together, may have the ability to affect the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these persons, acting together, may have the ability to control the company’s management and affairs. Accordingly, this concentration of ownership may harm the value of the company’s common stock by:
•	delaying, deferring or preventing a change in control;

•	impeding a merger, consolidation, takeover or other business combination; or

•	discouraging a potential acquirer from making an acquisition proposal or otherwise attempting to obtain control.
Anti-takeover provisions in our charter documents and under Delaware law could prevent or frustrate attempts by our stockholders to change our management or board of directors and hinder efforts by a third party to acquire a controlling interest in our company.
We are incorporated in Delaware. Anti-takeover provisions of Delaware law and our charter documents may make a change in control more difficult, even if the stockholders desire a change in control. For example, anti-takeover provisions include provisions in our bylaws and certificate of incorporation providing that, except as otherwise required by law, special meetings of the stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president (if the president is different than the chief executive officer) or the board of directors, and that stockholders may not take action by written consent and provisions in our bylaws providing for the classification of the board of directors.
Additionally, the board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by the stockholders. The rights of holders of the common stock are subject to the rights of the holders of any preferred stock that the company issues. As a result, our issuance of preferred stock could cause the market value of the common stock to decline and could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

Delaware law also prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. The board of directors may use this provision to prevent changes in management. Also, under applicable Delaware law, the board of directors may adopt additional anti-takeover measures in the future.